UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Ennis, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

Dear Shareholders:

The board of directors and management cordially invite you to attend the Ennis, Inc. annual meeting of shareholders to be held at 10:00 a.m., local time, on Thursday, July 21, 2016, at the Midlothian Community Center, One Community Circle, Midlothian, Texas 76065. The formal notice of the annual meeting of shareholders and Proxy Statement are attached.

Ennis, Inc. has chosen to furnish its Proxy Statement and Annual Report to its shareholders over the Internet, as allowed by the rules of the Securities and Exchange Commission. Rather than mailing paper copies, we believe that this e-proxy process will expedite shareholder receipt of the materials and lower Ennis’ expenses associated with this process. As a shareholder of Ennis, you are receiving by mail (or electronic mail) a Notice of Internet Availability of Proxy Materials (the “Notice”) which will instruct you on how to access and review the proxy statement and annual report over the Internet. The Notice will also instruct you how to vote your shares over the Internet. Shareholders who would like to receive a paper copy of our Proxy Statement and Annual Report, free of charge, should follow the instructions on the Notice. Shareholders who request paper copies will also receive a proxy card or voting instructions form to allow them to vote their shares by mail in addition to over the Internet or by telephone.

It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, you may vote your shares by following the instructions in the Notice. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. See response to the question “How do I vote?” in the Proxy Statement for a more detailed description of voting procedures and the response to the question “Do I need an admission ticket to attend the annual meeting?” in the Proxy Statement for our procedures for admission to the meeting.

Sincerely,

Keith S. Walters	Richard L. Travis, Jr.
President, Chief Executive Officer and Chairman of the Board	Chief Financial Officer

Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, July 21, 2016

To our shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Ennis, Inc., will be held on Thursday, July 21, 2016 at 10:00 a.m., local time, at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”). At the Annual Meeting, we will ask you to vote on the following proposals:

•	The election of three Directors to serve for a three-year term or until their successors are duly elected and qualified;

•	Ratify the appointment of the independent registered public accountants; and

•	Approve a non-binding advisory vote on executive compensation.

In their discretion, the proxies are authorized to vote, as described in the accompanying Proxy Statement, upon any other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on May 23, 2016 are entitled to receive notice of and to vote their shares at the Annual Meeting.

Ennis, Inc. is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders over the Internet. Ennis, Inc. believes that this process allows us to provide you with the information you need while lowering the costs associated with the Annual Meeting. While you are cordially invited to attend the Annual Meeting in person, you may either vote at the Annual Meeting or vote by proxy, which allows your shares to be voted at the Annual Meeting even if you are not able to attend. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

By Order of the Board of Directors

Michael D. Magill
Corporate Secretary
Midlothian, Texas
June 6, 2016

ENNIS, INC.

2441 Presidential Parkway

Midlothian, Texas 76065

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be held on July 21, 2016

QUESTIONS AND ANSWERS REGARDING THE PROXY

STATEMENT AND ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting of Shareholders will be held on Thursday, July 21, 2016 at 10:00 a.m. local time at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065. You are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, Ennis, Inc. (“Ennis” or the “Company”) has elected to provide access to its Proxy Statement and Annual Report, which we refer to as the proxy materials, over the Internet or, upon your request, has delivered printed versions of the proxy materials to you by mail. The proxy materials are being provided in connection with Ennis’s solicitation of proxies for use at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 6, 2016 to its shareholders entitled to receive notice of and to vote at the meeting.

All shareholders will have the ability to access the proxy materials on the web site referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an on-going basis. Ennis encourages shareholders to take advantage of the availability of the proxy materials over the Internet.

How can I access the proxy materials electronically?

The Notice will provide you with instructions regarding how to:

•	View Ennis’s proxy materials for the annual meeting over the Internet; and

•	Instruct Ennis to send future proxy materials to you electronically or by email.

Ennis’ proxy materials are also available on Ennis’s web site at www.ennis.com/investor_relations.

Choosing to receive future proxy materials by email will save Ennis the cost of printing and mailing documents to you thereby lowering the costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting web site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is included in the proxy materials?

Ennis’s Annual Report on Form 10-K for the year ended February 29, 2016, as filed with the SEC on May 11, 2016 and this Proxy Statement.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

I	may have received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card/notice that you received.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

FOR, the Board’s proposal to elect the nominated Directors;

FOR, the Board’s proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm; and

FOR, the non-binding advisory vote on executive compensation for our named executive officers.

What will occur at the Annual Meeting?

We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of our common stock as of May 23, 2016 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

All shareholders of record at the close of business on May 23, 2016 will be entitled to vote on matters presented at the meeting or any adjournment thereof. On May 23, 2016, there were 26,069,164 shares of our common stock issued and outstanding. The holders of a majority, or 13,034,583 of the shares of our common stock entitled to vote at the meeting, must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.

If a quorum of shareholders are present at the meeting to conduct business, then we will: i) vote to elect as members of our Board of Directors the following individuals for a three-year term: John R. Blind (new nominee for director), Michael J. Schaefer, and James C. Taylor; ii) ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017; iii) tabulate the non-binding vote on executive compensation; and iv) any other business properly coming before the meeting.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services, LLC and our legal counsel will act as inspectors of election.

A representative of Grant Thornton LLP, our independent registered public accounting firm, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

How many votes are necessary to elect the nominees for director?

When a quorum is present, directors will be elected by a majority of votes cast, unless the election is contested, in which case directors will be elected by a plurality of votes cast. An election will be contested if the number of nominees, as determined by the Board of Directors, exceeds the number of directors to be elected. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. The following will not be deemed votes cast: (i) a share otherwise present at the meeting but for which there is an abstention and (ii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Brokers are not permitted to vote for the election of directors, unless you provide specific instructions to them by completing and returning the Voting Instruction Form or following the instructions provided to you by your broker for voting your shares by telephone or the Internet.

With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.

How are votes counted for the election of directors?

In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. Abstentions will be counted for purposes of determining the presence or absence of a quorum only.

What happens if a director in an uncontested election does not receive a majority of votes cast for his or her election?

If a director in an uncontested election does not receive a majority of votes cast for his or her election, the director will, within ten business days of certification of election results, submit to the Board of Directors a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to such tendered resignation. The Board will determine whether to accept or reject such resignation or what other action should be taken within 90 days of the certification of election results.

How many votes are necessary to ratify the selection of Grant Thornton LLP?

The ratification of the selection of Grant Thornton LLP, as our independent registered public accounting firm, requires the affirmative vote of the shareholders present or represented by proxy and representing a majority of votes entitled to be cast. Abstentions will have no effect as a vote. Brokers holding shares for beneficial owners have discretionary voting power to vote such shares in favor of this proposal, unless instructed otherwise.

How many votes are necessary to approve the non-binding advisory vote on executive compensation?

Approval of the non-binding advisory vote on executive compensation requires the affirmative vote of the shareholders present or represented by proxy and representing a majority of the votes entitled to be cast. Abstentions will have no effect as a vote. Brokers will not have discretionary voting power on this proposal and are not permitted to vote on this proposal, unless you provide specific instructions to them by completing and returning the Voting Instructions Form or following the instructions provided to you by your broker for voting your shares by telephone or the Internet. As your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee and the Board will take the outcome into account when considering future executive compensation arrangements.

What if a nominee is unwilling or unable to serve?

The persons nominated for election to our Board of Directors have agreed to stand for election. However, should a nominee become unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend. Our Board of Directors have no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.

What is the difference between holding shares of Ennis stock as a “shareholder of record” and as a “beneficial owner”?

Many of our shareholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between holding shares as a “shareholder of record” and holding shares as a “beneficial owner” in street name.

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are the “shareholder of record” of the shares. If your shares are held in a brokerage account or by a bank or by another nominee, you are the “beneficial owner” of shares held in street name.

How do I vote?

You may vote using any of the following methods:

•	By Internet

If you are a shareholder of record, you will need the control number included on the Notice to access the proxy materials. Follow the instructions on the Notice to vote your shares electronically over the Internet. If you are a beneficial owner of shares, you may vote your shares electronically over the Internet by following the instructions sent to you by your broker, bank, or other holder of record.

•	By Mail

If you are a shareholder of record, request from us, by following the instructions on the Notice, printed copies of the proxy materials, which will include a proxy card. If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank, or other holder of record. Be sure to complete, sign, and date the proxy card or voting instruction form and return it in the prepaid envelope.

•	By Telephone

If you are a shareholder of record, you may vote your share telephonically by calling the toll-free number that is referenced in the proxy materials available over the Internet or by mail. If you are a beneficial owner of shares, you may vote your shares telephonically by following the instructions sent to you by your broker, bank, or other holder of record.

•	In person at the Annual Meeting

All shareholders of record may vote in person at the Annual Meeting. You can request a ballot at the meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to attend or vote at the Annual Meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. central time on July 21, 2016. The availability of Internet and telephone voting for beneficial owners will depend on the voting process of your broker, bank, or other holder of record. We therefore recommend that you follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote over the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting methods. Your vote is important.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	Sending written notice to our Corporate Secretary at 2441 Presidential Parkway, Midlothian, Texas 76065;

•	Timely delivering a valid, later-dated proxy or later-dated vote via the Internet or telephone; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote the shares held in your name, your shares will not be voted.

If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you sign and return a proxy card without giving specific instructions, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement. With respect to other matters properly presented for a vote at the Annual Meeting, the proxy holders may use their discretion to determine how to vote your shares.

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, your broker, bank, or other holder of record may only vote on matters for which it has discretionary voting power to vote. If your broker, bank, or other holder of record does not receive instructions from you on how to vote your shares and such holder does not have discretion to vote on the matter, then that holder will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares and your shares will not be voted on that matter.

How do I raise an issue for discussion or vote at the next Annual Meeting?

Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2017 Annual Meeting of Shareholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than February 06, 2017. Any such proposals must comply with SEC regulations under Rule 14a-8 of the Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.

The Nominating and Corporate Governance Committee (“Nominating Committee”) is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by the Nominating Committee Charter, as discussed in the section entitled Director Nominating Processes of this Proxy Statement.

Could other matters be decided at the Annual Meeting?

As of the date we began to deliver the Notice, we did not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement.

If you vote your shares over the Internet or by telephone or you sign and return a proxy card or voting instructions form, and other matters are properly presented at the Annual Meeting for consideration, the proxies appointed by the Board of Directors (the persons named in your proxy card) will have the discretion to vote on those matters for you. The proxies intend to vote in accordance with their best judgment in the interest of Ennis and its shareholders.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual meeting will be available at the Annual Meeting, and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 5:00 p.m. central time, at our corporate headquarters at 2441 Presidential Parkway, Midlothian, Texas 76065 by contacting our Corporate Secretary.

Who will pay for the cost of this solicitation?

Our Board has sent you this Proxy Statement. Our directors, officers, and employees may solicit proxies by mail, by telephone, or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries that hold our common stock of record to forward solicitation materials to the beneficial owners of that common stock, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.

Do I need an admission ticket to attend the annual meeting?

You will need an admission ticket or proof of stock ownership to enter the annual meeting. If you are a shareholder of record, your admission ticket is the Notice mailed (or sent electronically) to you or the admission ticket attached to you proxy card if you elected to receive a paper copy of the proxy materials. If you plan to attend the annual meeting, please bring it with you to the Annual Meeting.

If you are a beneficial owner of shares and you plan to attend the annual meeting, you must present proof of your ownership of Ennis common stock (“Common Stock”), such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting. If you have any questions about attending the meeting, please call investor relations at 972-775-9800 or toll-free at 800-752-5386.

Where can I find the voting results of the Annual Meeting?

We will announce the voting results at the Annual Meeting and will publish the results in our current report on Form 8-K. We will file that report with the SEC on or around July 25, 2016. This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.

PROPOSAL NO. 1

APPROVAL OF ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES

The number of directors who shall constitute the Company’s Board of Directors is currently set at nine, as set forth in the Articles of Incorporation and the Bylaws. The Board of Directors consists of three classes serving staggered three-year terms as set forth in Article Five of the Articles of Incorporation. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires. The staggered Board was approved by the shareholders at the June 13, 1983 Annual Stockholders Meeting.

Our Board of Directors proposes the election of John R. Blind, Michael J. Schaefer, and James C. Taylor as directors to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2019 or until their successors are duly elected and qualified. It is the Board’s opinion that because of each candidates’ business experience and/or his tenure as a director of the Company, each is sufficiently familiar with the Company and its business to be able to competently direct the Company’s business affairs. Biographical information on each candidate is set forth in Directors — Summary of Our Independent Directors section of this Proxy Statement.

If Mr. Blind, Mr. Schaefer, or Mr. Taylor becomes unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.

The Board of Directors recommends that shareholders vote “FOR” the Nominees for Director set forth above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP served as the Company’s independent registered public accounting firm for fiscal 2016 and has reported on our financial statements. The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2017. The Board of Directors is asking shareholders to ratify this selection. Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board of Directors on a key corporate governance issue.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2017.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Ennis shareholders have the opportunity at the Annual Meeting to vote on an advisory resolution on our executive compensation package, otherwise known as “Say-on-Pay,” to approve the compensation of Ennis’s Named executive officers (“NEOs”), as described in the Executive Compensation section of this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board will take the outcome into account when considering future executive compensation arrangements. This vote is required pursuant to Section 14A of the Securities Exchange Act. This shareholder advisory vote on executive compensation currently occurs each year, and the next such shareholder advisory vote will occur at the next Annual Meeting of Shareholders in 2017.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by our management team. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the Company’s executive compensation for our NEOs as described in this Proxy Statement pursuant to the SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

The Board of Directors recommends that you vote “FOR” the non-binding advisory vote on executive compensation for our Named executive officers.

CORPORATE GOVERNANCE MATTERS

General

Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, Board Committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation, and succession planning. The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.

Board Size

The Company’s Articles and By-laws provide that the number of directors is nine.

Director Independence

Our Governance Guidelines provide that the Board of Directors must be composed of a majority of independent directors. The Board has approved Independence Guidelines that expand on the criteria for independence. These are posted on our website. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the Company, is in compliance with NYSE rules, and has no material relationship with the Company. The Board of Directors has determined that the current independent directors, which consist of Mr. Price, Mr. Pritchett (director not standing for re-election through no disagreements with the Board or members of management), Mr. Quiroz, Mr. Taylor, Mr. Long, Mr. Schaefer, and Mr. Bracken constitute a majority of the Board. The Board of Directors also has determined that Mr. Blind, a new nominee, meets the criteria for independence. If all three nominees are elected, independent directors will continue to constitute a majority of the Board.

Criteria for Membership on the Board

When identifying director nominees, the Nominating Committee seeks director candidates with high personal and professional ethics, integrity and values. In addition, the Nominating Committee looks for nominees that have outstanding records of accomplishments in their chosen business or profession, and are committed to representing the long-term interest of our shareholders. The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.

Director Nomination Process

The charter of our Nominating Committee allows shareholders to recommend to the Nominating Committee candidates for membership on the Board of Directors. To utilize this process and recommend a candidate for director using this process: (i) the shareholder must follow procedures set forth in the Nominating Committee Charter and (ii) the candidate must meet the qualification standards set forth in the Company’s Corporate Governance Guidelines.

Only shareholders that have owned at least 5% of the outstanding shares of Common Stock for more than one year from the date of the shareholder’s recommendation may submit the name of a candidate for the Nominating Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s notice:

•	Name of the candidate;

•	A resume and brief biographical sketch of the candidate;

•	Proof that the shareholder owns 5% or more of the outstanding shares of Common Stock;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of Common Stock for more than one year from the date of the shareholder’s recommendation; and

•	The candidate’s consent and willingness to serve on the Board if elected.

To include a candidate in any Proxy Statement for the election of directors, the Company will also need the following information:

•	The nominee’s name, age, and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of Common Stock, if any, owned by the nominee;

•	The name and address of the nominating shareholder as they appear on the Company’s books;

•	The class and number of shares of Common Stock owned by the nominating shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a Proxy Statement relating to the election of directors.

Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms, or other sources. The Nominating Committee will request and review the resume of any of the candidates based on the qualifications set forth in the Nominating Committee Charter and the Company’s Governance Guidelines. There can only be one shareholder nominee in our Proxy Statement for any given Annual Meeting.

Board Responsibilities

Our business is managed under the direction of the Board. The Board monitors management on behalf of the shareholders. Among the Board’s major responsibilities are:

•	Selection, compensation, and evaluation of the Executive Officers and oversight of succession planning for the Chief Executive Officer;

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	Oversight of Ennis’s strategic planning;

•	Approval of all material transactions and financings;

•	Understanding Ennis’ financial statements and other disclosures;

•	Evaluating the process for producing accurate and complete reporting and changing where determined necessary;

•	Using its experience to advise management on major issues facing Ennis; and

•	Evaluating the performance of the Board and its committees and making appropriate changes where determined necessary.

Directors are expected to maintain a good attendance record and familiarize themselves with any materials distributed prior to each Board or committee meeting. All directors may place items on agendas for Board meetings. The chair of the Committee clears agendas for the meeting of committees of the Board, and committee members may place items on the agenda.

Board Leadership Structure, Board Meetings and Executive Sessions

The Board does not maintain a strict policy regarding the separation of the offices of Chairman and CEO. The Board does review its structure on an annual basis and definitely believes this is a matter that should be part of any succession planning process. We currently believe there is no benefit in separation of the two offices considering the open and effective relationship the Board enjoys with the incumbent CEO.

As set forth in our Corporate Governance Guidelines, we have an established policy for a Committee Chairman to act as lead director to liaison with the CEO, establish agenda items for Board meetings and executive sessions, and moderate the executive sessions. The lead director serves on a pre-established rotating basis with the other Committee Chairs.

The Board of Directors not only holds regular quarterly meetings but also holds other meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s regulatory filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. All Board Committees meet as needed with the Chief Executive Officer, who is a non-voting, ex-officio member of each committee. He can be excused from any meeting at the request of the Independent Directors and will recuse himself from any topic concerning him or his actions to allow the Committee to speak candidly. He has no vote and is not present during a vote on matters before the Committee.

Committees of the Board

The Board has the following three standing committees that are comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating Committee.  Each committee meets in sessions on pre-determined dates and as needed.

Director Access to Management and Independent Advisors

All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board, and executive management frequently meets with Board members on an individual basis. The Board and its Committees are empowered to hire, at the Company’s expense, their own financial, legal, and other experts to assist them in addressing matters of importance to the Company.

Board Self-Evaluation

The Nominating Committee conducts a self-evaluation of the Board’s performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. The Nominating Committee of the Board conducts a similar self-evaluation with respect to each committee. In addition, each member of the Board is individually evaluated by each other member of the Board, on a periodic basis and annually upon the attainment of age 75 or when up for election.

Director Orientation and Education

Directors are provided, as may be required, with materials regarding Ennis upon their initial election to the Board. Other orientation procedures include meetings with senior executives of the Company in its major business units. Board meetings are occasionally held outside the corporate office to permit directors to visit operating locations of Ennis subsidiaries.

Non-Employee Director Compensation and Stock Ownership

The Nominating Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board regarding appropriate compensation for the Board’s approval. It is the Company’s policy that a portion of non-employee directors’ compensation should be equity-based. For details on the compensation currently provided to non-employee directors, please see Director Compensation section of this Proxy Statement.

In 2011, a stock ownership policy for all non-employee directors was modified and adopted by the Board. This policy requires that all non-employee directors will maintain at all times a minimum ownership investment in the Common Stock equal to six times their annual retainer with additional ownership investment encouraged. A newly elected non-employee director has five years to satisfy this minimum ownership investment. For additional information of non-employee director stock ownership, please see Security Ownership of the Board of Directors and Executive Officers section of this Proxy Statement.

The Company also expects all directors to comply with all federal and state laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company. The Company has procedures in place to assist directors in complying with these laws.

Code of Business Conduct and Ethics

The Company has adopted a Standards of Professional Conduct for Officers, Employees, and Directors (“Standards of Professional Conduct”) designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. Our Standards of Professional Conduct applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, and all other executive officers. Our Standards of Professional Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures, and employee complaint procedures. Our Standards of Professional Conduct is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Standards of Professional Conduct is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.

Risk Oversight

The Board exercises oversight of the Company’s operational, financial, and strategic matters, as well as compliance and legal risk. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s three standing committees oversee certain risks, and the Audit Committee coordinates the risk-oversight role exercised by various committees and management. The Board considers broad risk factors in their Executive Sessions.

Communication with the Board

The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may e-mail, call, or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder/interested parties communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder and interested parties communications will be forwarded by the Corporate Secretary unopened to the present chairman of the Nominating Committee, currently Godfrey M. Long, Jr. Mr. Long has responded to shareholder inquiries in a prompt manner as the Board takes its responsibilities seriously.

DIRECTORS

Term

The Company’s directors consist of three classes serving in staggered three-year terms. As indicated previously, the creation of a staggered board was approved by a supermajority of shareholders in 1983. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Guidelines, in selecting its slate of nominees for election to the Board, the Nominating Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company, and with respect to incumbent directors, past performance on the Board. See Corporate Governance Matters-Criteria for Membership on the Board section of this Proxy Statement. The Board has determined that Messrs. Blind, Schaefer, and Taylor have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Board’s Independence Criteria. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation, and commitment that is mandated by the Board. Presented below is the biographical information of all our Board members, including the nominees (Messrs. Blind, Schaefer, and Taylor).

Summary of Our Independent Directors

There is no family relationship among any of our directors and executive officers. The following table, listed in alphabetical order, sets forth the names of our current non-employee directors and nominees for director and their respective ages and positions with the Company.

Directors’ Name	Age	Director Since	Term Expires	Positions
John R. Blind	62	—	—	New Nominee
Frank D. Bracken	75	2008	2017	Director
Godfrey M. Long, Jr.	74	2006	2018	Director
Thomas R. Price	77	1989	2018	Director
Kenneth G. Pritchett	78	1999	2016	Director (1)
Alejandro Quiroz	63	2003	2018	Director
Michael J. Schaefer	65	2007	2016	Director
James C. Taylor	74	1998	2016	Director

1)	Mr. Pritchett is not standing for re-election

Set forth below is a description of the backgrounds of our non-employee directors, including the nominees for director. Information regarding our current employee directors (Messrs. Walters, Ahmad (through March 12, 2016 and Magill (from April 11, 2016 to present)) can be found under Executive Officers – Summary of Our Executive Officers section of this Proxy Statement.

John R. Blind (New Nominee), retired. Mr. Blind served as Vice President of the Printing and Carbonless Division of the Specialty Papers Business Unit of Glatfelter, a specialty paper manufacturing corporation, from 2006 to 2014. Mr. Blind held various positions with Glatfelter during his 32-year career, the last 12 of which included participation in the Senior Executive Team of the corporation, during which time the company exhibited significant growth. Mr. Blind’s extensive experience in the manufacture and sale of printing, forms and specialty papers, coupled with his participation in business growth through acquisitions make him a valuable member of our Board of Directors.

Frank D. Bracken, retired. Mr. Bracken served as President of Haggar Clothing Co. from 1994 to 2006, where he held various positions during his 42 year tenure. Mr. Bracken is the current Co-Chairman of the $200 million capital campaign for the University of North Texas (“UNT”), the former Vice Chairman of the UNT Foundation, board member of the UNT Athletic Board, former Chairman of the Board of Big Brothers Big Sisters Lone Star and of Big Brothers and Big Sisters of America, and former board member and member of the audit and compensation committees of Online Vacation Center (ONVC). Mr. Bracken is former board member of Haggar Clothing Co. and a current member of the Audit Committee. Mr. Bracken’s public company experience as a President and board member, along with extensive experience in apparel manufacturing, marketing, branding, sourcing, and product development provide him with strong insight, particularly with regard to apparel manufacturing and marketing matters, and make him an appropriate and valuable member of our Board and our Audit Committee.

Godfrey M. Long, Jr., retired. Business coach for owners of businesses and key executives focusing on effective management skills and strategic thinking. Mr. Long is a former consultant and director of Graphic Dimensions, a printing company and forms manufacturer in Atlanta, Georgia from 2003 to 2008. From 1984 to 2002, Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky. Mr. Long is Chairman of the Nominating Committee and a member of the Compensation Committee of Ennis. Mr. Long’s extensive experience in manufacturing and his seven years of service as President and board member of the Document Management Industry Association (DMIA) for printing manufacturers and distributors provides him with strong insight into the manufacturing, marketing, and strategic planning challenges facing the print industry today. This makes him an appropriate and valuable member of our Board and Compensation Committee and Chairman of our Nominating Committee.

Thomas R. Price, Owner and President of Price Industries, Inc., a real estate and investment company and owner and President of Price Oil, L.P., a company engaged in oil and natural gas production. Mr. Price has been engaged in his present occupation since 1968. Mr. Price is the past chair of the Nominating Committee. Mr. Price has served on numerous boards and was the President and CEO of Congress Drive, a power transmission products manufacturing company, for 27 years. Mr. Price’s strong manufacturing experience and prior Board experience provides him with a strong insight, particularly with respect to manufacturing, finance, and corporate governance issues. Such makes him an appropriate and valuable member of our Board and Nominating Committee.

Kenneth G. Pritchett (Not standing for re-election), President of Ken Pritchett Properties, Inc. Ken Pritchett Properties, Inc. is a Commercial and Residential Development Corporation in the DFW Metropolitan area since 1968, specializing in small commercial, medical, office parks, and exclusive residential development. Mr. Pritchett served as a member of the Board of Methodist Hospitals of Dallas for over fifteen years. Mr. Pritchett has served as President of the Homebuilders Association of Dallas/Fort Worth and has been an executive officer of both the Texas and National Homebuilders Associations. Mr. Pritchett has served on two national bank boards and two government agency boards. Mr. Pritchett holds an MBA from U.C. Berkeley in Economics. Mr. Pritchett has been the past chairs of both the Audit and Compensation Committees. Mr. Pritchett’s extensive experience in finance, architecture, and engineering provides him with strong insights, particularly with regard to finance and construction aspects, which make him an appropriate and valuable member of our Board and Audit Committee.

Alejandro Quiroz, Chairman of the Board, President and CEO of InveStore, a U.S. Holding Company with investments in printing and commercial real estate companies in both the United States and Mexico. Mr. Quiroz, currently a resident of San Antonio, Texas, has been founder, shareholder, and advisor for different print companies for more than twenty years. He has also been involved in the commercial real estate market in the United States as an investor in different partnerships. Mr. Quiroz is the Chairman of the Compensation Committee of Ennis. Mr. Quiroz was crucial in putting together a group of investors to form the Leader Graphic Arts Group in Mexico. He was one of the founders and Chairman of the Mexican Franchise Association in Mexico and was one of the founders and Chairman of the Mexican Entrepreneurs Association (AEM) in the United States. He participates as an independent director on the board of directors of Medica Sur in Mexico since 2015. Medica Sur is a public company in the Bocsa (Medicab.MX) and is one of the largest and prestigious medical institutions in Mexico in partnership with the Mayo Clinic in the U.S. Mr. Quiroz’s extensive experience in running businesses in both the United States and Mexico provides him with a strong insight into cross-border, legal, and cultural challenges facing United States companies doing business in Mexico. Mr. Quiroz is the chairman of the

Compensation Committee of Ennis. He has been an invaluable liaison between the Company and Mexico’s political system in helping the Company with its apparel manufacturing facility in Agua Prieta, Mexico. His skills and expertise make him an appropriate and valuable member of our Board and Chairman of our Compensation Committee.

Michael J. Schaefer, Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, TX (“Methodist”). Methodist owns and operates acute care hospitals and associated services in the Dallas metropolitan area. Mr. Schaefer has served in his present position with Methodist since 1982 and joined Methodist in 1979. Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young) where he worked from 1972 to 1979. Mr. Schaefer is a member of the American Institute of Certified Public Accountants. Mr. Schaefer is the chairman of the Audit Committee of Ennis. Mr. Schaefer’s extensive experience as a Chief Financial Officer and public company audit experience with Ernst & Young provides him with a strong insight, particularly with regard to accounting, corporate finance, internal/financial control environments and financial and system risks matters, which makes him an appropriate and valuable member of our Board and Chairman of our Audit Committee.

James C. Taylor, retired. Former Principal of The Anderson Group, Inc. (“Anderson”) from 1989 until 2009, where he served as CEO of four manufacturing firms owned by Anderson. Prior to 1989, Mr. Taylor was with United Technologies Automotive for 19 years in various capacities, the last seven of which as a Senior Group Vice President of two separate manufacturing groups. Mr. Taylor is the past chairman of the Compensation Committee of Ennis. Mr. Taylor’s extensive experience in manufacturing provides him with a strong insight, particularly with regard to operations, cost systems, strategic planning, and business management. Such makes him an appropriate and valuable member of our Board and the Nominating and Corporate Corporate Governance and Compensation Committees.

Attendance

During fiscal year 2016, the Board of Directors met seven times. No incumbent directors, with the exception of Mr. Ahmad, attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member. In addition, the Directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. All of the directors, except Mr. Ahmad attended the fiscal 2015 Annual Meeting.

Committee Membership

The Company currently has three standing committees of the Board: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Nominating Committee. Each committee currently is comprised of three non-employee directors, all of whom are considered independent under NYSE listing standards, the Board’s Independence Criteria and our Governance Guidelines. The Board of Directors meets regularly in executive session without management. The charters for these committees can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.

The following table details the membership of each of our committees as of February 29, 2016 and the number of times during the year each of these committees met.

Directors’ Name	Audit	Compensation	Nominating and Corporate Governance

Number of meetings held during fiscal year end February 29, 2016	5	3	2
Non-Employee Independent Directors
Frank D. Bracken	X
Godfrey M. Long, Jr.		X	C
Thomas R. Price			X
Kenneth G. Pritchett (1)	X
Alejandro Quiroz		C
Michael J. Schaefer	C
James C. Taylor		X	X

(1)	Mr. Pritchett is not standing for re-election
C	Committee Chairman
X	Committee Member

It is expected that Mr. Blind, the new director nominee will replace Mr. Pritchett as a member of the Audit Committee if his election is approved by the shareholders of the Company.

Audit Committee

During fiscal year 2016, the Audit Committee met five times. The Audit Committee performs the following: (i) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices, and significant corporate risk exposures, and steps management has taken to monitor, control, and report such exposures; (ii) monitors the qualifications, independence, and performance of our independent auditors and internal auditors; (iii) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our Standards of Professional Conduct; and (iv) maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors. The Chairman, Mr. Schaefer, is the audit committee financial expert as defined by the SEC.

Compensation Committee

During fiscal year 2016, the Compensation Committee met three times. The Compensation Committee oversees and administers our executive compensation policies, plans, and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. In particular, the Compensation Committee is charged with assisting the Board in: (i) assessment of whether the various compensation programs of the Company are designed to attract, motivate, and retain the senior management necessary for the Company to deliver consistently superior results and are performance-based, market-driven, and shareholder-aligned; (ii) oversight of specific incentive compensation plans adopted by the Company, with the approval of this Committee, included stock plans, supplemental executive retirement plans, and short-term and long-term incentive compensation plans for members of senior management of the company; (iii) assessment of the effectiveness of succession planning relative to senior management of the Company; (iv) its approval, review and oversight of benefit plans of the company; (v) its oversight of the performance and compensation of the Chief Executive Officer of the Company and the other members of the senior management team of the Company; (vi) the production of all reports that the SEC rules require be included in the Company’s annual Proxy Statement; and (vii) assessment of compensation programs for material risks to the health of the Company. It is the sole responsibility of the Compensation Committee to assist the Board in these functions, and the authority of the Compensation Committee may not be delegated. For further information regarding the Compensation Committee’s role in determining executive compensation, please see the Compensation — Compensation Discussion & Analysis below.

Nominating and Corporate Governance Committee

During fiscal year 2016, the Nominating Committee met two times. The Nominating Committee identifies, investigates, and recommends to the Board director candidates with the goal of creating balance of knowledge, experience, and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meet the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings.

The Nominating Committee has no specific policy on diversity. However, one factor among the criteria used to evaluate nominees for the Board is diversity of viewpoints, background, experience, accomplishments, education, and skills. The Board believes that such diversity provides varied perspectives, which will promote active and constructive dialogue among Board members and between the Board and management and result in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the varied experience, qualifications, and skills of the members of the Board. In the Board’s executive sessions and in annual performance evaluation conducted by the Board, the Board from time-to-time considers whether the Board’s composition reflects such diversity and whether such diversity promotes a constructive and collegial environment. In determining whether an incumbent director should stand for re-election, the Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation, and candor, as well as the individual’s satisfaction of the criteria for nomination of directors as set forth in our Corporate Governance Guidelines and other matters determined by the Board.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee for fiscal year 2016 consisted of Mr. Long, Mr. Quiroz, and Mr. Taylor. All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2016, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of this Corporation. All of the non-executive officer Board members meet the criteria for Independence as set forth in the Board’s Independence Criteria established in April of 2015.

EXECUTIVE OFFICERS

Summary of Our Executive Officers

The following table, listed in alphabetical order, sets forth the names of our executive officers and their respective ages and positions with the Company. For those executive officers on our Board of Directors, it indicates the date they became a board member and when their current term expires. There is no family relationship among any of our directors and executive officers.

Executives’ Name	Age	On Board Since	Term Expires	Positions
Irshad Ahmad	48	2011	2017	Vice President - Apparel Division, Chief Technology Officer and Director (1)
Ronald M. Graham	68	—	—	Vice President - Administration
Michael D. Magill	68	2016	2017	Executive Vice President, Secretary and Director (1)
Richard L. Travis, Jr.	60	—	—	CFO, Vice President - Finance and Treasurer
Keith S. Walters	66	1997	2018	Chairman of the Board, CEO, President and Director

(1)	Irshad Ahmad, served as the Vice President-Apparel Segment and Chief Technology Officer of the Company and as a member of the Company’s Board of Directors during the fiscal year ending February 29, 2016. Mr. Ahmad, resigned from his position as a director effective March 12, 2016. His resignation was not on account of any disagreement with the Company. Mr. Ahmad, in connection with the tentative sale of Alstyle Apparel, LLC to Alstyle Operations, LLC, resigned his executive officer position with the Company effective April 1, 2016. Alstyle Apparel was ultimately sold to Gildan Activewear SRL on May 25, 2016 after the exercise by the Company of a fiduciary out provision in the purchase agreement with Alstyle Operations, LLC.

On April 11, 2016, Michael D. Magill was elected as a director of Ennis, Inc. to replace the seat of Mr. Irshad Ahmad, who resigned his board position on March 12, 2016. Mr. Magill’s term as a director began April 11, 2016 and he will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2017 and until his successor is elected and qualified.

Set forth below is a description of the backgrounds of our current executive officers and also Mr. Ahmad, who served as an executive officer during the 2016 fiscal year until resigning on April 1, 2016.

Irshad Ahmad, Vice President - Apparel Segment and Chief Technology Officer. Mr. Ahmad assumed the additional responsibilities of Vice President – Apparel Segment (an executive officer level position) and Chief Technology Officer in 2008. Prior to his promotion, Mr. Ahmad served as Vice President of Corporate Information Technology since 2007. He was the Vice President of IT for Alstyle Apparel (Ennis’s Apparel Segment) since 2001 and assumed the additional role of Vice President of Operations at Alstyle in 2005 until moving to corporate in 2007. Prior to joining the Company, Mr. Ahmad worked with GoInvest.com as senior database engineer to design and support development of their online trading system and financial search engine. He also served as head of the software development team for Soft Integrated Systems in Pakistan, during which time he was engaged in an ERP development project in the U.S. He has an undergraduate degree in physics and math and a Master’s of Computer Science. In connection with the tentative sale of our wholly-owned subsidiary, Alstyle Apparel, LLC to Alstyle Operations, LLC (“Buyer”) and with the anticipation of Mr. Ahmad participating with the Buyer to purchase Alstyle Apparel, LLC, Mr. Ahmad resigned his executive officer position with the Company and his employment contract was transferred to Aand G, Inc., a subsidiary of Alstyle Apparel, LLC.

Ronald M. Graham, Vice President - Administration. Mr. Graham joined the Company in January 1998 as Director of Human Resources and subsequently was elected to Vice President - Administration and Officer in June 1998. Mr. Graham served as a Director from 1998-1999 by appointment and was elected and served as Director from June 2003 until June 2008. Prior to joining the Company, Mr. Graham was with E.V. International, Inc. (formerly Mark IV Industries, Inc.), an electronics manufacturing company, for 17 years as Director Employee Relations and Vice President - Administration. Prior to that time, Mr. Graham was with Sheller-Globe Corporation, an automotive manufacturing company, for three years as Director of Labor Relations. Mr. Graham has primarily been responsible for managing the human resource functions and related administration including benefit plans, organizational planning, insurance, labor relations, and payroll.

Michael D. Magill, Executive Vice President and Secretary. Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Mr. Magill assumed the additional duties of Secretary of the Company on June 28, 2012. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company. Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.

Richard L. Travis, Jr., Senior Vice President - Finance, Chief Financial Officer, and Treasurer. Mr. Travis joined the Company in November 2005 as Vice President - Finance and Chief Financial Officer. He assumed the additional duties of Treasurer on June 28, 2012. Previously, Mr. Travis was employed as the Chief Financial Officer and Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005. Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry, from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company, from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors. His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP, as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young). Mr. Travis is a registered certified public accountant.

Keith S. Walters, Chairman of the Board, CEO and President. Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was the Vice President of Manufacturing at Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems, from 1989 to 1997. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation, an automotive parts and manufacturing company, for 15 years, primarily in manufacturing and operations.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of Common Stock as of May 23, 2016 for Common Stock beneficially owned by each director, each of the executive officers, and all directors and executive officers as a group:

The percentages of shares outstanding provided in the table are based on voting shares outstanding as of May 23, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of May 23, 2016 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. In addition, the following shares have not been pledged by the respective officers or directors, unless otherwise stated in the footnotes following the table. The address of our directors and executive officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

				Vested (1)			Percentage of
		Shares Owned		Stock	Option		Outstanding
Name/Group		Direct	Indirect	Awards	Awards	Total	Shares

Irshad Ahmad	(5)	—	—	—	—	—		*
Frank D. Bracken		24,669	—	—	—	24,669		*
Ronald M. Graham		79,945	—	—	12,500	92,445		*
Godfrey M. Long, Jr.	(2)	30,569	1,500	—	—	32,069		*
Michael D. Magill		85,483	—	—	88,333	173,816		*
Thomas R. Price	(3)	117,319	10,000	—	—	127,319		*
Kenneth G. Pritchett	(4)	57,841	2,000	—	—	59,841		*
Alejandro Quiroz		29,569	—	—	—	29,569		*
Michael J. Schaefer		32,569	—	—	—	32,569		*
James C. Taylor		53,819	—	—	—	53,819		*
Richard L. Travis, Jr.		56,315	—	—	61,590	117,905		*
Keith S. Walters		248,821	—	—	—	248,821		*

All directors and officers, as a group (12 individuals)		816,919	13,500	—	162,423	992,842	3.8%

*	Denotes ownership of less than 1%
(1)	Amounts include those awards that would be vested within 60 days of the Record Date (May 23, 2016).
(2)	Indirect shares attributable to Mr. Long include 1,500 shares held by Mr. Long’s wife.
(3)	Included in the number of shares directly owned are 30,000 shares held in an irrevocable trust over which Mr. Price exercises sole voting control. Mr. Price disclaims beneficial ownership of his sister-in-law’s portion of 20,000 shares jointly owned by her and Mr. Price’s wife. Reflected in the table is his wife’s interest only (10,000 shares).
(4)	Shares attributable to Mr. Pritchett are held in trust for the benefit of the named director. Mr. Pritchett exercises sole voting rights with respect to such shares. Indirect shares attributable to Mr. Pritchett include 2,000 shares held by Mr. Pritchett’s wife.
(5)	Mr. Ahmad, in connection with the tentative sale of Alstyle Apparel to Alstyle Operations, LLC and his expected participation in the buying group, sold all his shares in the Company’s Common Stock. Alstyle Apparel was ultimately sold to Gildan Activewear SRL on May 25, 2016 after the exercise by the Company of a fiduciary out provision in the purchase agreement with Alstyle Operations, LLC.

Security Ownership of Certain Beneficial Owners

The following table gives information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of outstanding Common Stock as of May 23, 2016.

Name and Address of Beneficial Owner	Class	Number of Shares	Percent of Combined Voting Power (1)

Dimensional Fund Advisors, LP (2)	Common	2,191,744	8.4%
6300 Bee Cave Road, Building One
Austin, TX 78746

BlackRock Inc. (3)	Common	1,528,430	5.9%
55 East 52nd Street
New York, NY 10022

(1)	Calculated based on number of voting shares outstanding as of May 23, 2016.
(2)	The information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by Dimensional Fund Advisors, LP on February 9, 2016.
(3)	This information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by BlackRock Inc. on January 26, 2016.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of three non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy, and expertise. The Board has determined that at least one member, Michael J. Schaefer, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on June 20, 2014. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. To assist it in fulfilling its oversight, the Committee regularly meets separately with the internal auditor, the independent auditors, management, and the Company’s outside counsel. The following report summarizes certain of the Committee’s activities in this regard during the fiscal year ended February 29, 2016.

Independent Auditors and Internal Audit Matters

The Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During fiscal 2016, the Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described in Independent Auditor’s Services and Fees section of this Proxy Statement is compatible with maintaining their independence. The Audit Committee has also appointed Grant Thornton LLP as the Company’s independent auditors for fiscal year 2017, and the Board concurred in its appointment.

The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the Company’s internal auditor, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Financial Statements for the Fiscal Year Ended February 29, 2016

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and for internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended February 29, 2016. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has discussed with the independent accountant the independent accountant’s independence.

In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors matters required to be discussed by Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which express opinions on the conformity of the Company’s annual financial statements in its reports with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016 for filing with the SEC.

THE ENNIS, INC. AUDIT COMMITTEE

Michael J. Schaefer, Chairman

Frank D. Bracken

Kenneth G. Pritchett

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit Committee pre-approves 100% of audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and tax services, and specifically designated non-audit services to a very limited extent. In the opinion of the Audit Committee, such will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.

Independent Auditor’s Services and Fees

Grant Thornton LLP served as our independent registered public accounting firm during our fiscal years ended February 29, 2016 and February 28, 2015. We were billed the following fees by Grant Thornton LLP:

	Fiscal 2016	Fiscal 2015
Audit Fees (1)	$885,630	$848,490
Tax Fees (2)	103,442	123,012

	$989,072	$971,502

(1)	Aggregate fees for professional services billed for the audit of the Company’s consolidated financial statements, including internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.
(2)	Fees for tax services, tax advice, and state, federal, and international tax consultation.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

COMPENSATION

Director Compensation

The Company compensates its non-employee directors using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees, stock options, and restricted stock grants. Directors who are Company employees receive no additional compensation for serving on the Board.

Cash Compensation

All non-employee directors received a $34,800 annual retainer and $2,000 per Board meeting fee. All retainers are paid monthly and meeting fees are paid as incurred. Non-employee directors serving in specified committee positions also received the following additional cash compensation:

•	$6,000 Chair of the Audit Committee;

•	$6,000 Chair of the Compensation Committee;

•	$6,000 Chair of the Nominating Committee; and

•	$1,500 All other Committee members - per meeting fee.

Equity Ownership Policy for Independent Directors

All independent directors are required to acquire and maintain ownership of company shares of stock equal to not less than six times their annual cash retainer. Unvested stock awards do not count in the calculation. This level must be reached in a time period of not more than five years from date of election to the Board. Ownership over the minimum amount is highly encouraged.

Equity Compensation

In addition to cash compensation, all non-employee directors receive annual stock grants, which can take the form of stock options or restricted stock units. Stock option and restricted stock grants typically vest ratably over four years and three years, respectively. Options are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, new Board members, upon their initial election, receive either a grant of stock options or restricted stock. During fiscal year 2011, the Board adopted a policy of value defined equity awards for all non-employee directors. Each non-employee director received an award in fiscal 2016 capped at approximately $50,000 in the form of restricted stock, vesting over a 3 year period, 1/3 each year.

The following table sets forth the information regarding compensation earned by the Company’s non-employee directors during the year ended February 29, 2016:

Directors’ Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Frank D. Bracken	$60,400	$49,996	$—	$—	$—	$—	$110,396
Godfrey M. Long, Jr.	$58,900	$49,996	$—	$—	$—	$—	$108,896
Thomas R. Price	$50,400	$49,996	$—	$—	$—	$—	$100,396
Kenneth G. Pritchett	$54,900	$49,996	$—	$—	$—	$—	$104,896
Alejandro Quiroz	$62,400	$49,996	$—	$—	$—	$—	$112,396
Michael J. Schaefer	$57,400	$49,996	$—	$—	$—	$—	$107,396
James C. Taylor	$59,900	$49,996	$—	$—	$—	$—	$109,896

(1)	The aggregate grant-date fair value for stock awards granted in the applicable year. The assumptions used to calculate these values are set forth in Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2016. Presented below is the grant-date fair value of each stock award granted in fiscal year 2016 and the aggregate number of stock and option awards outstanding on February 29, 2016. No option awards were granted during fiscal year 2016.

The following table sets forth the information regarding stock awards granted during and outstanding as of February 29, 2016 with respect to the Company’s non-employee directors:

Directors’ Name	Date of Grant	Restricted Stock Units Awarded	Grant Date Fair Value	Total Stock Awards Outstanding	Total Option Awards Outstanding (1)
Frank D. Bracken	4/17/2015	3,652	$49,996	6,832	—
Godfrey M. Long, Jr.	4/17/2015	3,652	$49,996	6,832	—
Thomas R. Price	4/17/2015	3,652	$49,996	6,832	—
Kenneth G. Pritchett	4/17/2015	3,652	$49,996	6,832	—
Alejandro Quiroz	4/17/2015	3,652	$49,996	6,832	—
Michael J. Schaefer	4/17/2015	3,652	$49,996	6,832	—
James C. Taylor	4/17/2015	3,652	$49,996	6,832	—

Executive Compensation

Compensation Discussion and Analysis

The following section describes our compensation structure and programs for our named executive officers. The discussion primarily focuses on the compensation elements and decisions during our fiscal year ended February 29, 2016. We address why we believe the elements of our program are right for our Company and our shareholders, and we explain how compensation is determined.

Ennis had five named executive officers during the year ending February 29, 2016. They have the broadest job responsibilities and policy authority in the Company. They are held accountable for the Company’s performance and for maintaining a culture of strong ethics and integrity. The details of compensation for our CEO, CFO, and three NEOs can be found in the tables within this section. On April 1, 2016, the Company entered into a Unit Purchase Agreement with Alstyle Operations, LLC (the “Buyer”) pursuant to which the Company tentatively agreed to sell Alstyle Apparel, LLC (“Alstyle Apparel”) and its subsidiaries, which constitute the Company’s apparel segment (the “Apparel Segment”) to the Buyer subject to a fiduciary out provision. In connection with the tentative sale of Alstyle Apparel to the Buyer and in connection with Mr. Ahmad being part of that potential buying group, Mr. Ahmad resigned his position as a director of the Company effective March 12, 2016 and his executive officer position of Vice President - Apparel Segment of the Company as of April 1, 2016. In connection therewith, his Amended and Restated Executive Employment Agreement dated as of December 18, 2008 was transferred to A and G, Inc., a subsidiary of Alstyle Apparel. In addition, and in connection therewith, as of April 1, 2016, the Company’s Board of Directors and its Compensation Committee accelerated the vesting and exercisability of Mr. Ahmad’s previously disclosed unvested restricted shares and stock options with respect to the Common Stock of the Company. Alstyle Apparel was ultimately sold to Gildan Activewear SRL on May 25, 2016 after the exercise by the Company of a fiduciary out provision in the purchase agreement with Alstyle Operations, LLC.

Executive Summary

Our Annual Report documents the various factors that most significantly impacted our businesses last year. Therefore, we will confine our discussion in this segment to the conclusions and actions of the Compensation Committee this last year.

Combined results of our two business segments show an improvement (before impairment charges) from the previous year. Accordingly, variable compensation for our NEOs resulted in an increase from prior year levels. Our executives have managed and continue to manage the various aspects of our business exceptionally well, and we are committed to pay for performance as well as measurable results. While we have the option to recognize and have done so, on a discretionary basis, exceptional management contributions, the Compensation Committee has again elected to pay both non-equity incentive bonuses and long-term incentive (“LTI”) awards at its discretion and by the formula calculations according to the measurable results achieved.

We continue using the formula adopted in 2012 to award LTI equity that is tied to achievement of stated targets of Revenue, Return on Capital, Income, and personal performance. Each of the targets carries a weighted value and each executive has a weighted percentage achievable. There have been no significant changes to our compensation program this past year. We have been gradually increasing our emphasis on long-term performance. However, we have elected to keep our LTI elements very simple by using equity awarded as options or restricted stock vested over a three year period. This year we awarded no options. The amount of stock owned and held by the executive toward fulfilling the required multiple of their salary directly determines the ratio of options versus restricted stock awarded. Stock Ownership Guidelines are: 4x base salary for Mr. Walters, 2.5x base salary for Mr. Magill and Mr. Ahmad, and 2x base salary for Mr. Travis and Mr. Graham. Mr. Ahmad had only reached 70% of his required level of ownership as of latest fiscal year end. Mr. Ahmad has been continually encouraged to increase his ownership position in the Company during his tenure as an executive officer. The Compensation Committee decided this year, given Mr. Ahmad’s current ownership position falling below the required guideline, to substantially reduce the amount considered for any LTI award. All other Executive Officers have exceeded the minimum ownership requirements as stipulated above.

We took into consideration the results of the Say-On-Pay voting by our shareholders last year when reviewing our current policies and practices related to compensation of our NEOs. Of the 20.4 million votes cast, 92% were in favor of our compensation plan. While we believe we have a fair and effective compensation plan, we are gratified to receive the vote of confidence from our shareholders. We therefore determined no need to make any significant changes except for establishing a more readily understood structure for determining LTI awards. We do commit to staying up-to-date on recommended best practices where practicable.

We continue to look for ways to heighten our awareness of inherent risk in the businesses. Last year, we introduced the practice of members of the Compensation Committee attending the Business Planning process where each operating unit presents their business plan for the year. There was at least one member of the Compensation Committee in attendance at every presentation this year. The plans presented regarding the individual operating units are a significant factor by which we measure their performance and determine awards. It is vital that Directors have a good understanding of the basic assumptions underlying the business plan to adequately assess the risks and tasks inherent to the business and the overall financial plan for the Company.

We have concluded our compensation programs pose no material risk to the company. We considered various factors in arriving at this conclusion, such as:

•	Whether our compensation programs were well balanced between short-term and long-term incentives, well defined and had reasonably capped incentive metrics;

•	Our ability to timely recognize and access actions outside the Company’s conservative organizational and cultural framework; and

•	Our ability to readily access the competitiveness of our compensation programs and their individual components (i.e., compensation elements, stock ownership, etc.) in relation to our peer group and overall industry standards.

In addition, we reviewed the incentive compensation programs of the non-NEOs and made sure they too did not pose any material risk to the company.

The Board routinely monitors changes in regulations regarding executive compensation and is committed to adhering to any SEC or other regulatory body ruling changes as required.

We believe with the access to databases, substantial literature availability, access to legal direction, educational seminars and Webinars, and information available on the Internet, we have ample information to make informed judgments concerning executive compensation.

While we use a defined peer group to validate our competitiveness, we do not rely solely on “benchmarking”. We modified our peer group last year to align with the process and criteria suggested by the leading investor advisor groups. It is expected, that with the completion of the sale of the Apparel Segment, we will need to modify our peer group next year. Our philosophy is to provide a base pay that is better than median but appropriate to the skills, achievements, experience, and leadership demonstrated by the individual. We believe we are positioned to know the compensation elements and levels appropriate for our Company and its officers. We have adopted a view toward assessing not only results, but overall performance in managing and navigating the numerous conditions and unique circumstances existing during the year.

Given the pending sale of our Apparel Segment and the anticipated near term reduction in our revenue as a result therefrom, the Compensation Committee recommended that our NEOs base salaries remain at their current level.

The Compensation Committee met three times during the last fiscal year, with and without the presence of the CEO. The CEO provided assessment on individual performance of all NEOs except himself. The CEO provided insight and detail on the various segments of business activity during the course of the year.

Overview

Who is responsible for determining the compensation of executive officers?

The Compensation Committee of our Board of Directors determines compensation for all executive officers, including NEOs. The Compensation Committee consists entirely of independent directors who are determined by the Nominating Committee of the Board of Directors. The Compensation Committee reviews the performance of the Company, assesses the performance of the individuals, and retains the services of an independent consulting firm from time-to-time to obtain “best practice” advice, as well as research of compensation plans for comparable executives within the manufacturing industry, specifically the printing and apparel sectors. We currently do not retain the services of any compensation consulting firm.

The ability of the Compensation Committee members to judge performance effectively is enhanced by the exposure they get to Ennis’s operations as members of our Board of Directors. The Board participates in regular updates on our business priorities, strategies, and results through attendance at regularly scheduled Board meetings. The independent Directors participate in frequent interviews with all key executives during the course of the year and have frequent interaction with and open access to all executive officers and other members of our management team. This provides considerable opportunity to ask questions and assess the performance of individual executives and the Company. The CEO provides regular input relating to the performance of individual executives and is invited to attend portions of most Compensation Committee meetings.

The Compensation Committee has taken action, where appropriate and possible, to preserve the deductibility of compensation paid to the NEOs in compliance with the requirement in Section 162(m) of the Internal Revenue Code that executive compensation must qualify as “performance-based compensation” to qualify for and preserve tax deductibility.

What are the objectives of our compensation program for executive officers and what is it designed to reward?

The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the Company and their individual contributions toward successful Company results. While the design and structuring of our executive compensation program is performance based and will ultimately include a larger “at risk” percentage of overall compensation, we do not believe it encourages excessive risk-taking. We believe the combination of compensation elements in the program provides the NEOs with the appropriate incentives to create long-term value for our shareholders by taking thoughtful and prudent actions to properly manage the Company for the ultimate benefit of all stakeholders. The compensation program is based on the following principles:

1.	Pay for performance — pay better than the market median for performance that is superior to competitors.

2.	Provide rewards that motivate NEOs to think and act in the best interest of our shareholders and insure they consider themselves a meaningful part of that group. We believe stock ownership is the most appropriate element of encouraging NEOs to make sound long-term decisions ultimately benefitting all shareholders. NEOs are strongly encouraged to retain all stock awards received and historically have done so.

The Compensation Committee judges performance based on four specific measures: revenue goals, operating margin, return on capital, and the assessed level of individual performance and overall contribution in reaching company objectives during the year. In order to evaluate the final measure, each executive, including the CEO, is evaluated during the year for their leadership, initiative, response to internal and external challenges, and other subjective elements of executive management requirements. The Compensation Committee considers and assesses the Company’s progress in key strategic areas such as new markets served and acquisitions and the executive’s contribution in these key areas. Acquisitions or divestitures require a substantial amount of expertise, time, and effort, over and above the normal demands of an executive position. Our executive management team expertly negotiated and managed the demands of multiple due diligence processes which culminated in the pending sale of our Apparel Segment. We believe the sale of this non-core asset will allow our management team to fully focus on our core business segment and to be able to utilize the cash from the sale of the Apparel Segment to further expand this business segment through strategic acquisitions, through which we have been able to continually demonstrate excellent returns to our stockholders. It was particularly important to the Compensation Committee that most of the required work and effort was accomplished in-house which saved a substantial amount of the customary expenses normally associated with such transactions.

What are the elements of our executive compensation?

Our executive compensation consists of four basic elements:

1.	Cash compensation, consisting of base salary and performance bonus.

2.	Long-term compensation awarded as equity, consisting generally of stock options and restricted stock units.

3.	Basic Company benefits, consisting of standard benefits as offered to other employees, including retirement benefits, health and life insurance.

4.	Perquisites, consisting of an auto allowance, the opportunity to defer cash compensation, supplemental retirement contributions, and company-paid supplemental life insurance.

Why do we choose to pay each element and how do we decide how much to pay or include as compensation?

We believe the combination of cash compensation and long-term equity compensation creates the right balance between performance, reward, retention and promotion of shareholders’ interests.

The Compensation Committee determines the combination and amount of each of these elements when setting the levels of our executive’s compensation. Executive compensation is reviewed annually at the first quarterly Board meeting following the conclusion of our fiscal year. From time-to-time, the Compensation Committee may meet to consider any off-cycle changes that it deems appropriate because of changes in job responsibility or regulatory requirements.

The specifics of each element are as follows:

Cash Compensation

Cash compensation is a combination of base salary and performance bonus. Our objective is to deliver total cash compensation that reflects the Company’s performance, as well as the executive’s individual contribution to that performance. If the Company and individual perform better than competitors, the goal is to deliver total cash compensation that is generally above the market median. If performance is below expectation, the total cash compensation will be generally below the market median.

Base Salary — This is the least variable form of compensation intended to compensate the executive officers for the job duties assigned. The Company generally pays base salaries between the median and 85th percentile of the market for officers performing comparable jobs as indicated by market studies performed by outside independent consultants previously hired by and reporting only to the Compensation Committee. A search utilizing our subscription data base was also performed. The base salary of executive officers can vary depending on the individual’s qualifications, experience, and performance and is at the Compensation Committee’s discretion.

The Compensation Committee determines the target range for executive positions by gathering specific information about base salaries and total cash compensation for similar positions in the relevant study category as specified by the Compensation Committee. The relevant study category typically includes matching positions at manufacturing companies within our industry and other companies of a similar size. This information is available and compiled from various sources including a leading independent subscription data base. The Compensation Committee may or may not adjust base salaries based upon its analysis of the study data and performance. A summary of this analysis and relevant information is included in the Discussion of Performance and Compensation Committee Actions for Fiscal year 2016, section of this Proxy Statement.

Performance Bonuses — This element is variable and depends upon the Company’s performance and the executive officers’ contribution toward that performance. The Compensation Committee has full discretion to determine the participation in, and the allocation of, any developed bonus pool for the NEOs.

The Annual Performance Bonus Plan is designed to reward executives for the attainment of Company performance measures. Each executive is assigned a percentage of base salary eligibility for reaching targeted performance. A threshold is established at 85% of targeted performance before a bonus is considered. Executives are eligible for up to 200% of their assigned target percentage should targeted goals be reached or exceed 115%. These percentages are based upon the Compensation Committee’s determination of level of responsibility. The current percentages of base salary eligibility for the NEOs are:

	Threshold 85% of Target	Target	Maximum 115% of Target
Keith S. Walters	40%	80%	160%
Richard L. Travis, Jr.	28%	55%	110%
Michael D. Magill	28%	55%	110%
Ronald M. Graham	23%	45%	90%
Irshad Ahmad	28%	55%	110%

A bonus pool is generated based upon these percentages if predetermined goals are met in the areas of profit, return on capital, sales and personal goals. These are weighted by importance at 30% profit, 30% return on capital, 20% sales growth, and 20% personal performance. These goals are established and approved by the Board at the beginning of the fiscal year based upon the approved business plan. The business plan is presented to the Board for approval after review and analysis, to assure that the plan meets or exceeds strategic objectives for the year. Profit as used in this calculation is equal to our net earnings before the after tax impact of all bonus awards. Return on capital is computed by dividing our profit by our average shareholders’ equity during the fiscal year.

When the year-end audited financials are available, the bonus pool is finalized by Management and presented to the Compensation Committee. The Compensation Committee analyzes the performance of the executive officers and the performance of the Company against the predetermined goals to determine the extent of bonus to be awarded. The Compensation Committee arrives at its own conclusions as to the level of bonus awards. In 2016 the bonus awards were made strictly by formula with no discretionary adjustments. The Committee presents the recommendations to the Board for discussion and approval. Only independent directors vote on the final awards.

The Board may determine any discretionary bonus awards for the prior fiscal year period at the April quarterly meeting. Discretionary bonuses may be awarded to executives for exceptional performance that was not anticipated by the business plan used in establishing the annual performance goals. An example would be a successful acquisition of a business during the previous year. Another could be the successful sale of a business during the year. The independent directors have the sole authority in determining and awarding any discretionary bonus. All bonuses awarded during the fiscal year were performance based. A summary and discussion of Committee actions on performance bonuses is included in the Discussion of Performance and Compensation Committee Actions for Fiscal year 2016, section of this Proxy Statement.

Equity Awards

Equity awards for our NEOs have been granted from our 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on June 30, 2011, formerly the 1998 Option and Restricted Stock Plan amended and restated as of May 14, 2008. All previously granted awards are disclosed in the Outstanding Equity Awards at Fiscal Year End table on page 39 of this Proxy Statement.

When granted, equity awards are meant to align the interests of NEOs with our shareholders, and to motivate and reward our executive officers to increase the shareholder value of the Company over the long term. The 2004 Long-Term Incentive Plan, as approved by shareholders, initially allocated 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock grants, stock appreciation rights, restricted unit grants, phantom stock options or other incentive awards. This was increased by 1,000,000 shares at the June 30, 2011 annual shareholders’ meeting. The Compensation Committee determines eligible employees, the timing of options and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of any stock options and other awards.

We also believe that long-term incentive awards are a key element in retaining key individuals. The Committee believes it is important to retain a strong, capable executive team that has aligned interests with the Company’s shareholders. To further promote alignment of interests with shareholders, the Compensation Committee has recommended guidelines for Executive Stock Ownership (See Corporate Governance Guidelines). The types of equity awards granted under the 2004 Long-Term Incentive Plan include:

Incentive Stock Options — Each stock option represents the right to purchase a specified number of shares of Common Stock at the set exercise price subject to the terms of an option agreement. The exercise price is the fair market value of the Company’s stock on the day the Compensation Committee grants the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of the stock. Any increase in the value of the stock benefits all our shareholders, which aligns the executive and shareholder interests. These options generally vest ratably over three to five years. They have a term of ten years.

Non-Qualified Stock Options — This type of option is similar to the Incentive Stock Option and is typically used only when Incentive Stock Options are limited by the plan or IRS limitations.

Restricted Stock Grants — The Compensation Committee can also grant awards of restricted stock to the executive officers. Any granted shares are typically granted with a restrictive vesting schedule, which renders the shares subject to substantial risk of forfeiture if or when an executive terminates employment prior to vesting. The stock is granted at the fair market value of the Company’s stock on the day the Compensation Committee awards the grant. The recipient of a grant is entitled to dividends on the shares beginning on the grant date. These grants typically vest ratably at 33 1/3 percent per year.

There are additional methods of rendering stock value to recipients under the terms of the shareholder approved Long-Term Incentive Plan including, stock appreciation rights, phantom stock options and dividend equivalent rights. The Compensation Committee has determined that these methods will not be used at this time.

The Compensation Committee has been aware of the tax implications associated with restricted stock grants to individual NEOs given our ownership guidelines and preference for the shares to be owned and not sold. As such, and given the remaining NEOs current ownership levels, the Compensation Committee decided to change the pay-out of the LTI awards determined to be: the LTI amount determined (“LTI Amount”) times 60% divided by the closing price of the Company’s Common Stock which will be issued in restricted stock subject to normal vesting guidelines and the LTI Amount times 40% will be paid in cash. The cash pay-out portion to occur on or before June 30th of each year which will used by the NEOs to pay the taxes on their vested restricted stock grants. The Compensation Committee awarded no stock options this year.

Perquisites

The fourth basic element of compensation for the NEOs is perquisites. The NEOs typically enjoy the same benefit as all salaried employees; however, the Compensation Committee has determined that the NEOs will receive an auto allowance as follows:

Mr. Walters	$12,000 Annually
Mr. Travis	$8,000 Annually
Mr. Magill	$8,000 Annually
Mr. Graham	$8,000 Annually
Mr. Ahmad	$8,000 Annually

Other Benefits

Retirement Plans

All NEOs participate in the Pension Plan for the Employees of Ennis, Inc. This is a Company funded defined benefit plan which promises a certain benefit to the eligible NEOs upon normal retirement. Normal retirement is defined as the first day of the month of the latter of his 65th birthday or the fifth anniversary of participation if hired after age 60. This does not imply mandatory retirement at age 65. The pension plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, years of service and reaching a normal retirement age of 65.

The Internal Revenue Code limits the maximum annual compensation covered by the plan. The limit for 2016 is $265,000. This limitation as well as the limitation on highly compensated participants in the Ennis 401(k), significantly limits the retirement benefit for the NEOs. A supplemental executive retirement plan (SERP) under the Ennis Deferred Compensation Plan was established to make-up some of the retirement benefits lost due to the imposed limitations. Based on current actuarial projections and in connection with the desire to bring the following named executive’s benefits closer to the planned levels, the Board approved the following contributions to the supplemental retirement plan (“SERP”) for fiscal year 2017: Mr. Walters - $200,000, Mr. Travis - $40,000, Mr. Magill - $65,000 and Mr. Graham - $30,000. Similar grants may be necessary in the future. The NEOs were granted the following non-qualified deferred benefits during fiscal year 2016.

	Supplemental Retirement Benefit	Deferred 401(k) Match (non- qualified)
Mr. Walters	$200,000	$2,500
Mr. Travis	$—	$3,733
Mr. Magill	$40,000	$—
Mr. Graham	$—	$4,430
Mr. Ahmad	$—	$4,315

All the NEOs were eligible to participate in the Ennis 401(k) Plan, which is a qualified plan that allows all employees of the Company to save up to allowed limits on a before tax basis. The NEOs did not receive any matching Company contributions under the qualified plan.

All NEOs were eligible to defer cash compensation under the Ennis Deferred Compensation Plan, which is a non-qualified plan that allows deferral of compensation until retirement or termination. The amounts deferred for the NEOs are indicated in the above table.

The NEOs receive an annual non-qualified match of 25% limited to $5,000 for savings in the Company’s 401(k) Plan. The match would accumulate in the Company’s Non-qualified Deferred Compensation Plan.

The NEOs are eligible for Company paid supplemental term life insurance at the following benefit amounts:

Mr. Walters	$1,000,000
Mr. Travis	$500,000
Mr. Magill	$500,000
Mr. Graham	$500,000
Mr. Ahmad	$500,000

The Company’s contribution paid for this benefit is imputed as income to the executive and the named executive does not receive a tax gross up for this benefit.

In 2009, the Compensation Committee established certain company stock ownership guidelines coverings its executive officers. The guidelines were modified during the fiscal year 2011 and currently are as follows:

Multiple of Base Salary
Mr. Walters	4.0 X
Mr. Magill	2.5 X
Mr. Travis	2.0 X
Mr. Graham	2.0 X
Mr. Ahmad	2.5 X

It is the expectation that each executive officer will reach and maintain this minimum level of ownership commitment within the later of five years from the adoption of this guideline or five years from the date of their appointment as an executive officer. With the exception of Mr. Ahmad, all NEOs have met the minimum level of ownership commitment. As a result thereof, the Compensation Committee elected to substantially reduce the amount considered for any LTI awards to Mr. Ahmad.

Employment Agreements

The Compensation Committee has determined that it is in the best interests of the Company and its shareholders to enter into employment agreements with each of the NEOs (the “Employment Agreements”). The current agreements have initial terms, ranging from one to three years beginning January 1, 2009 and are automatically extended on a year-to-year basis after the initial term unless notification of non-renewal is given 60 days in advance of the agreement current expiration date. The employment contracts are referenced as exhibits to our Annual Report on Form 10-K. We entered into these agreements to ensure the retention of covered executives and provide encouragement to perform their roles for an extended period of time with focus on annual and multiple year objectives.

The agreements establish the beginning base salary, eligibility for bonuses, benefits, perquisites, as well as, certain non-compete, non-solicitation, and confidentiality covenants that protect the Company.

Compensation upon termination is outlined in the agreements and described in detail below. If one of the NEOs is terminated without cause or within a certain period of time after a change of control (two years for Mr. Walters and one year for all others), or if the executive terminates the agreement for “good reason”, as defined in the agreement, then the executive would receive a multiple of current base salary and the prior year’s bonus as set forth in the following table.

	Without Cause	With Cause	Change of Control
	(base salary + bonus)	(base salary)	(base salary + bonus)
Mr. Walters	1X	0	2.99 X
Mr. Travis	1X	0	2.50 X
Mr. Magill	1X	0	2.50 X
Mr. Graham	1X	0	2.50 X
Mr. Ahmad	1X	0	2.50 X

In addition to these cash severance amounts, the NEO would be eligible for continuation of basic employee group benefits if terminated without cause, upon a change of control triggering event or resignation for good reason and the executive’s qualified plan benefits would also vest and he would be eligible to receive either pay or reimbursement for employee costs and expenses for outplacement services, as is customary and reasonable in the Dallas area for the executive’s level of responsibility. The basic benefit continuation period is three months for all NEOs.

Definitions for Types of Termination Summarized from Employment Agreements.

Termination by the Company includes termination at death, total disability of 90 days or more in any 12 month period or retirement. There would be no requirement for severance payment for these reasons.

Termination for cause is defined to mean:

(i)	conduct by executive constituting a material act of willful misconduct in connection with the performance of duties, including without limitation, violations of the Company’s policies on sexual harassment, ethics, or any other policies then in effect; misappropriation of funds or property of Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or other willful misconduct that is below normal industry standards, as determined in the sole discretion of the Company;

(ii)	continued willful and deliberate non-performance by executive of his duties where non-performance continues for more than ten days following written notice of such non-performance, unless ten days notice would be futile in correcting issues related to non-performance;

(iii)	executive refuses or fails to follow lawful directives and such refusal or failure has continued for more than ten days following written notice, unless the ten days notice would be futile in correcting issues related to non-performance;

(iv)	any criminal or civil conviction of executive, a plea of nolo contendere, or other conduct by the executive that has resulted in or would result in material injury to the reputation of the Company including, without limitation, conviction or fraud, theft, embezzlement or crime involving moral turpitude;

(v)	a material breach by executive of any of the provisions of the employment agreement;

(vi)	alcohol/drug addiction and failure by executive to successfully complete a recovery program; or

(vii)	intentional wrongful disclosure of confidential information of Company or engaging in wrongful competitive activity with Company.

Termination without cause is defined, generally, as any termination of executive’s employment by the Company for any reason other than those specified above prior to the end of the term of the agreement.

Termination by executive. The executive can terminate his employment for good reason as defined below and after providing thirty days written notice to the Company. Good reason means any of the following:

(i)	Executive is removed from his position other than due to termination of the term of the employment agreement, discharge for cause, change of control, death, disability or retirement; or

(ii)	Company fails to make payment to the Executive required to be made by the employment agreement.

Severance Payment After Change of Control

If any of the NEOs is terminated within 90 days prior to or within a certain period of time after a change of control as defined by the Employment Agreements (two years for Mr. Walters and one year for all others), the executive will be entitled to a lump sum severance payment and immediate vesting of benefits and long-term incentive awards and options. The value of these payments and benefits is set forth in the Potential Payments upon Termination or Change in Control section of this Proxy Statement.

Under the terms of the current Employment Agreements the NEOs are entitled to a “Tax Gross Up” in connection with a termination and severance as a result of change of control. If the Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to the Agreement the Company shall pay to the Executive an amount equal to the amount of any such taxes imposed or to be imposed on the Executive. In addition the Company will “Gross Up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the Executive as a result of this gross up payment. The amount of these gross up payments will be determined by a nationally recognized accounting firm selected by the Company.

Discussion of Performance and Compensation Committee Actions for Fiscal year 2016

The Compensation Committee met three times during fiscal year 2016 for the purpose of considering overall compensation for the NEOs of the Company. At those meetings, the members discussed and considered each officer’s performance and relative contribution toward the performance of the Company during the fiscal year. The Compensation Committee concluded all officers performed well considering all the varied demands and factors involved in both operating segments. Acquisitions were executed solely through the efforts and expertise of our top and mid-level executives. The Committee also discussed the bonus generated for the fiscal year and the performance factors that contributed to the pool. There were discussions about the competitive positioning for the year, the named executive officers’ 2015-2016 total compensation and all respective elements. The Compensation Committee has elected to forgo the retention of an outside Compensation Consultant firm for the past several years. We believe with the access to one of the leading data bases, substantial literature availability, access to legal direction, educational seminars and Webinars, and information available on the Internet, we have ample information to make informed judgments concerning executive compensation. The Compensation Committee compared the NEOs’ compensation elements to those of direct competitors and similar sized general industrial companies. The industry competitors used in the study were:

Competitors:

Name of Company	Business
Cenveo, Inc.	Print Manufacturing
Standard Register, Inc. (Taylor Corp)	Print Manufacturing
Delta Apparel, Inc.	Apparel Manufacturing
American Apparel, Inc.	Apparel Manufacturing
ARC Document Solutions	Print Manufacturing
CSS Industries	Ad Specialty
Harte Hanks, Inc.	Ad Specialty
Schawk, Inc.	Ad Specialty
Deluxe Corporation	Print Manufacturing
G-III Apparel Group	Apparel
InnerWorkings	Print Manufacturing
Oxford Industries, Inc.	Apparel Manufacturing

General Manufacturing:

Name of Company	Business
Federal Signal Inc.	General Industry
Neenah Paper Inc.	General Industry
Viad Corp.	General Industry

A summary of the trended earlier study results comparing current base salaries is presented in the following table:

Executives’ Name	Base Salary	50th Percentile	75th percentile
Mr. Walters	$915,970	$839,698	$935,663
Mr. Travis	$388,220	$389,858	$436,883
Mr. Magill	$502,799	$479,827	$582,991
Mr. Graham	$292,934	$304,211	$356,631
Mr. Ahmad	$428,644	$406,653	$476,949

The Compensation Committee reviewed and considered the operating performance of the Company relative to the competitors and made the determination that the Company performed better than its direct competitors in the Print Segment, as well as most competitors and peers in the Apparel Segment. The Compensation Committee also considered the fact that with the anticipated sales of the Apparel Segment, that the Company will, at least in the short-term, be a smaller company from a revenue perspective. Therefore, the Compensation Committee recommended no increase in the base salaries of the NEOs.

Executives’ Name	From	To	%
Mr. Walters	$915,970	$915,970	0.0%
Mr. Travis	$388,220	$388,220	0.0%
Mr. Magill	$502,799	$502,799	0.0%
Mr. Graham	$292,934	$292,934	0.0%
Mr. Ahmad	$428,644	$428,644	0.0%

The Compensation Committee reviewed and considered the performance of the Company relative to the goals established in the annual incentive plan in order to determine the appropriate annual incentive awards for the NEOs.

For the year ending February 29, 2016, performance bonus targets based upon annual business plans were included as part of the annual planning process. Each operational division of the Company submitted its business plans to the executive officers of the Company for review. This review included the consideration of the market circumstances, material cost, operational challenges and the appropriate level of task. All of the divisional plans and corporate expenses were combined to determine the overall business plan for the Company. The sales, profit before bonus, and return on capital goals were determined and recommended by executive management as the targets for the business year. After review and discussion the Board adjusted or approved the performance bonus targets. The result is established as the business plan for the year with predetermined targets for sales, profit before bonus, and return on capital. The performance bonus targets for the year ended February 29, 2016 were:

Sales	$584,000,000
Profit before bonus and impairment charge	$37,674,000
Return on Capital before bonus and impairment charge	12.90%

Reaching these targets would result in the generation of 100% bonus pool for the NEOs. The Compensation Committee evaluates the performance of the individual NEOs and determines the amount of bonus to be awarded from the bonus pool. For the year ended February 29, 2016, the following performance was achieved:

Sales	$568,200,000
Profit before bonus and impairment charge	$41,236,000
Return on Capital before bonus and impairment charge (“ROC”)	14.11%

Based on the results for the fiscal year, the following Achieved Multiple Percentage results were obtained:

	% of Target	KW Achieved Multiple %	RT/MM/IA Achieved Multiple %	RG Achieved Multiple %
Sales	97.3%	72.8%	50.1%	41.0%
Profit before bonus and impairment	109.5%	130.4%	89.7%	73.4%
Return on Capital (“ROC”)	109.4%	130.0%	89.4%	73.1%
Individual Goals	100.0%	80.0%	55.0%	45.0%

Based on the business plan Achieved Multiple Percentage results and the achievement of individual goals the following percentages were earned by each executive officer during the fiscal year:

Executives’ Name	Sales (20%)	Profit (30%)	ROC (30%)	Goals (20%)	Total % A	NEO’s Base Salary B	Calculated Bonus A x B (1)

Mr. Walters (KW)	14.56%	39.12%	39.00%	16.00%	108.68%	$915,970	$995,476
Mr. Travis (RT)	10.02%	26.91%	26.82%	11.00%	74.75%	$388,220	$290,194
Mr. Magill (MM)	10.02%	26.91%	26.82%	11.00%	74.75%	$502,799	$375,842
Mr. Graham (RG)	8.20%	22.02%	21.93%	9.00%	61.15%	$292,934	$179,129
Mr. Ahmad (IA)	10.02%	26.91%	26.82%	11.00%	74.75%	$428,644	$320,411

Indicated percentages in the table under the respective categories are derived by taking the indicated percentages for each category times corresponding Achieved Multiple Percentage (table above).

(1)	Some slight differences may be noted due to rounding.

Based on the achievement, the Compensation Committee recommended and the Board approved incentive plan bonuses for the NEOs according to formula. No adjustments were made, with the exception of Mr. Magill and Mr. Ahmad, for whom the Board approved a small discretionary bonus element for these two NEO’s. Mr. Ahmad’s discretionary portion was related to the Board decision not to award him any LTI awards this year (see table following). The following bonuses were awarded April 22, 2016:

Mr. Walters	$995,570
Mr. Travis	$290,166
Mr. Magill	$384,105
Mr. Graham	$179,148
Mr. Ahmad	$350,380

In addition to any base salary adjustments and incentive plan bonus payments, the Compensation Committee determined to grant the following stock awards to the NEOs. These grants are made by the Compensation Committee under the terms of the Company’s Long Term Incentive Plan. Both the non-qualified options and restricted stock grants vest 1/3 annually commencing on the first anniversary date of grant. No options were granted for fiscal year 2016. All restricted stock grants were priced based on the closing market price of the Company’s stock on April 22, 2016 ($19.63).

Executives’ Name	Weight % (1)	Plan Achievement (2)	2014 Base Salary	Value of LTI Stock Awarded (3)	Current % of Stock Ownership requirement attained	Restricted Stock Grants (4)	Additional Cash Award (5)
Mr. Walters	105%	114%	$915,970	$1,048,328	100%	32,043	$419,331
Mr. Travis	55%	41%	$388,220	$160,141	100%	4,895	$64,056
Mr. Magill	60%	45%	$502,799	$226,260	100%	6,915	$90,504
Mr. Graham	55%	34%	$292,934	$98,279	100%	3,003	$39,312
Mr. Ahmad	55%	45%	$428,644	$—	0%	—	$—

(1)	Individual NEOs percentage of salary opportunity at 100% goal achievement for LTI stock awards.
(2)	Plan Achievement percentage is derived by taking the “Actual %” column in the previous table times the “Weight %” column in this table.
(3)	The value of LTI stock to be awarded is derived by taking the NEOs base salary times the plan achievement percentage.
(4)	The amount of restricted stock grants to be awarded is derived by taking the value of the LTI stock to be awarded times the stock ownership requirement attained, divided by the closing market price of the Company’s stock on the date of grant times 60%.
(5)	The amount of the Additional Cash Award (“ACA”) to be given is derived by taking the balance of the LTI Stock Award to be granted after deducting the value of restricted stock grants. The ACA is to be paid out in fiscal year 2017, but no later than June 30th of each year, and is contingent upon the executives continued employment through such pay-out date. The award to be given is meant to help alleviate some of the executive’s tax burden associated with their vesting restricted stock grants to help facilitate the continued ownership of the stock awards granted to our NEOs.
(6)	The annual maximum value of LTI equity awards are as follows:

Mr. Walters	1.68 x Salary
Mr. Magill	0.66 x Salary
Mr. Ahmad	0.61 x Salary
Mr. Travis	0.61 x Salary
Mr. Graham	0.50 x Salary

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2016 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2016 and its Annual Report on Form 10-K for the fiscal year ended February 29, 2016.

THE ENNIS, INC. COMPENSATION COMMITTEE

Alejandro Quiroz, Chairman
Godfrey M. Long, Jr.
James C. Taylor

Summary Compensation Table

The following table sets forth for the fiscal year end February 29, 2016 compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly paid executive officers during the year.

												Change in
												Pension
												Value
												and
										Non-Equity		Nonqualified
										Incentive		Deferred		All
						Stock		Option		Plan		Compensation		Other
						Awards		Awards		Compensation		Earnings		Compensation
Name and Principal Position	Year	Salary ($)		Bonus		(1)		(2)		(3)		(4)		(5)		Total
Keith S. Walters	2016		$915,970		$—		$759,795		$—		$995,570		$170,359		$216,920		$3,058,614
Chairman of the Board, President and Chief Executive Officer	2015 2014	$ $	915,970 898,010	$ $	— —	$ $	637,591 277,249	$ $	— —	$ $	720,487 635,821	$ $	120,878 64,340	$ $	416,920 416,920	$ $	2,811,846 2,292,340

Richard L. Travis, Jr.	2016		$388,220		$—		$124,237		$—		$290,166		$(27,302)		$13,448		$788,769
Vice President - Finance, Chief Financial Officer and Treasurer	2015 2014	$ $	388,220 380,422	$ $	— —	$ $	104,621 47,868	$ $	— 5,318	$ $	225,168 209,583	$ $	127,700 127,446	$ $	13,733 13,505	$ $	859,442 784,142

Michael D. Magill	2016		$502,799		$—		$170,153		$10,860		$384,105		$15,236		$49,550		$1,132,703
Executive Vice President and Secretary	2015		$502,799		$—		$134,209		$14,912		$301,679		$79,191		$9,550		$1,042,340
	2014		$492,941		$—		$66,485		$19,857		$271,572		$22,280		$9,550		$882,685

Ronald M. Graham	2016		$292,934		$—		$83,783		$—		$179,148		$(11,135)		$15,435		$560,165
Vice President - Administration	2015		$292,934		$—		$70,363		$—		$152,508		$139,094		$14,037		$668,936
	2014		$287,191		$—		$44,328		$—		$139,983		$40,597		$13,866		$525,965

Irshad Ahmad	2016		$428,644		$—		$67,902		$86,415		$350,380		$(20,806)		$12,879		$925,414
Vice President - Apparel Division, Chief Technology Officer (6)	2015 2014	$ $	428,644 420,240	$ $	— —	$ $	57,203 30,334	$ $	69,917 45,508	$ $	257,186 231,520	$ $	77,727 67,561	$ $	13,139 12,966	$ $	903,816 808,129

(1)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, of restricted stock units granted during fiscal year 2016, 2015, and 2014. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting. The assumptions used to calculate these values are set forth in Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2016.
(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with ASC Topic 718, for awards of stock options granted during the fiscal years ended 2016, 2015, and 2014. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period. The assumptions used to calculate these values are set forth in Note 9 to our consolidated financial Statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2016.
(3)	The amounts in this column were awarded strictly by the formula calculations according to the measureable results achieved as defined in the Company’s Bonus Plan (the “Bonus Plan”).
(4)	The actuarial increase in the present value of the named executive officer’s benefits under the Company’s pension plan using the actuarial process specified by the pension plan. For NEOs who leave and have not completed five years vesting service, amounts assume vesting in all cases and retirement at age of 65. In addition, the earnings on Company contributions in the Deferred Compensation Plan are reflected in the column. The Company contributions are invested in an array of mutual funds held in a Rabbi Trust. The investment returns are consistent with the type of funds available for retirement funds and are similar to the funds available in the Company’s 401(k) Plan. Mr. Walters also has 20,000 share units of phantom stock in the Company Deferred Compensation Plan. The amount in this column for Mr. Walters also includes the change in value and dividends accrued during this year.

(5)	Information regarding the amount included in this column is as follows:

Executives’ Name	Company Contribution to Benefit Plans (a)	Perquisites and Other Personal Benefits (b)	Other (c)	Total
Keith S. Walters	$202,500	$12,000	$2,420	$216,920
Richard L. Travis, Jr.	$3,733	$8,000	$1,715	$13,448
Michael D. Magill	$40,000	$8,000	$1,550	$49,550
Ronald M. Graham	$4,430	$8,000	$3,005	$15,435
Irshad Ahmad	$4,315	$8,000	$564	$12,879

(a)	The contributions made to the Ennis Deferred Compensation Plan for supplemental retirement benefits. The amounts are awarded by the Compensation Committee on an annual basis. The actual contribution for Mr. Walters was $200,000 and $40,000 for Mr. Magill. In addition, each of the NEOs was eligible for an additional 25% match to any savings in the Company’s 401(k) Plan. The match contributions were: Mr. Walters, $2,500; Mr. Travis, $3,733; Mr. Magill, $0; Mr. Graham, $4,430; and Mr. Ahmad, $4,315.
(b)	The amount received by the NEOs for auto allowance.
(c)	The amount paid for supplemental executive life insurance premiums during this fiscal year for Mr. Walters, Mr. Travis, Mr. Magill, Mr. Graham, and Mr. Ahmad.

(6)	Mr. Ahmad resigned his executive officer position with the Company as of April 1, 2016.

Grants of Plan-Based Awards

The following table provides information on stock option grants to the NEOs during fiscal year ended February 29, 2016.

Executives’ Name	Date of Grant	Number of Shares Awarded	Grant Date Fair Value of Awards (b)
Michael D. Magill	04/17/2015	4,848	$10,860
Irshad Ahmad	04/17/2015	38,578	$86,415

(a)	Stock options have ten-year terms and vest in equal annual installments on successive anniversaries over three years. The exercise price of all options is the closing price of the Company’s stock on the grant date. The stock options are awarded as part of the Company’s Long-Term Incentive Program.
(b)	The grant date fair value of options is based on the Black-Scholes value at the time of grant ($2.24 at April 17, 2015) times the number of shares awarded.

The following table provides information on restricted stock grants to the NEOs during fiscal year ended February 29, 2016.

Executives’ Name	Date of Grant	Number of Shares Awarded (a)	Grant Date Fair Value of Awards (b)
Keith S. Walters	04/17/2015	55,500	$759,795
Richard L. Travis, Jr.	04/17/2015	9,075	$124,237
Michael D. Magill	04/17/2015	12,429	$170,153
Ronald M. Graham	04/17/2015	6,120	$83,783
Irshad Ahmad	04/17/2015	4,960	$67,902

(a)	The restricted stock grants vest in equal installments on successive anniversaries over three years. The restricted stock grants are awarded as part of the Company’s Long-Term Incentive Program.
(b)	The “Grant Date Fair Value of Awards” is based on the closing market price of the Common Stock ($13.69 at April 17, 2015) times the number of shares awarded. For the value of these grants as of February 29, 2016. See the following table.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock held by the NEOs as of February 29, 2016.

	Option Awards					Stock Awards (2)
			Number of			Number of	Value of
		Number of	Securities			Shares or	Shares or
		Securities	Underlying			Units of	Units of
		Underlying	Unexercised			Stock Awards	Stocks That
	Date of	Unexercised	Options	Option	Option	That	Have
	Option	Options	Unexcercisable	Exercise	Expiration	Have Not	Not
Executives’ Name	Grant	Excercisable	(1)	Price	Date	Vested	Vested (3)

Keith S. Walters	4/19/2013	—	—			6,577	$129,830
	4/17/2014	—	—			26,937	$531,736
	4/17/2015	—	—			55,500	$1,095,570
Richard L. Travis, Jr.	4/29/2009	10,000	—	$8.94	4/29/2019	—	—
	4/29/2010	15,000	—	$18.46	4/29/2020	—	—
	4/21/2011	23,641	—	$17.57	4/21/2021	—	—
	4/20/2012	10,229	—	$15.48	4/20/2022	—	—
	4/19/2013	1,813	907	$14.05	4/19/2023	—	—
	4/19/2013	—	—			1,136	$22,425
	4/17/2014	—	—			4,420	$87,251
	4/17/2015	—	—			9,075	$179,141
Michael D. Magill	4/29/2010	20,000	—	$18.46	4/29/2020	—	—
	4/21/2011	29,551	—	$17.57	4/21/2021	—	—
	4/20/2012	23,327	—	$15.48	4/20/2022	—	—
	4/19/2013	6,771	3,386	$14.05	4/19/2023	—	—
	4/17/2014	1,841	3,682	$15.78	4/17/2024	—	—
	4/17/2015	—	4,848	$13.69	4/17/2025	—	—
	4/19/2013	—	—			1,578	$31,150
	4/17/2014	—	—			5,670	$111,926
	4/17/2015	—	—			12,429	$245,348
Ronald M. Graham	4/29/2009	5,000	—	$8.94	4/29/2019	—	—
	4/29/2010	7,500	—	$18.46	4/29/2020	—	—
	4/19/2013	—	—			1,052	$20,766
	4/17/2014	—	—			2,973	$58,687
	4/17/2015	—	—			6,120	$120,809
Irshad Ahmad (4)	4/29/2009	17,000	—	$8.94	4/29/2019	—	—
	4/29/2010	20,000	—	$18.46	4/29/2020	—	—
	4/21/2011	29,551	—	$17.57	4/21/2021	—	—
	4/20/2012	39,151	—	$15.48	4/20/2022	—	—
	4/19/2013	15,518	7,760	$14.05	4/19/2023	—	—
	4/17/2014	8,631	17,264	$15.78	4/17/2024	—	—
	4/17/2015	—	38,578	$13.69	4/17/2025	—	—
	4/19/2013	—	—			720	$14,213
	4/17/2014	—	—			2,417	$47,712
	4/17/2015	—	—			4,960	$97,910

(1)	The stock option awards granted on April 29, 2009 vested in equal annual installments over four years. All other stock option awards vest in equal annual installments over three years.
(2)	The awards of restricted stock granted vest in equal annual installments over three years.
(3)	Calculated using the NYSE closing price of $19.74 per share of Common Stock on February 29, 2016.
(4)	In connection with the tentative sale of Alstyle Apparel to Alstyle Operations, LLC and Mr. Ahmad‘s expected participation in the buying group, the Board elected to forward vest all of Mr. Ahmad’s outstanding unvested restricted stock grants as of April 1, 2016. Mr. Ahmad, as of April 19, 2016 and as reported on his Form 4 dated April 20, 2016, has sold all his holdings in the Company’s Common Stock. Alstyle Apparel was ultimately sold to Gildan Activewear SRL on May 25, 2016 after the exercise by the Company of a fiduciary out provision in the purchase agreement with Alstyle Operations, LLC.

Option Exercises and Stock Vested

The following table provides information as to each of the NEOs information on exercises of stock options and the vesting of restricted stock awards during fiscal year ended February 29, 2016, including: (i) the number of shares of Common Stock underlying options exercised during fiscal year ended February 29, 2016; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of Common Stock received from the vesting of awards of restricted stock during fiscal year ended February 29, 2016; and (iv) the aggregate dollar value realized upon such vesting on February 29, 2016, based on the vesting date of the restricted stock awards reflected in the table.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Executives’ Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($) (1)
Keith S. Walters	—	$—	34,733	$478,721
Richard L. Travis, Jr.	—	$—	5,835	$80,429
Michael D. Magill	—	$—	7,428	$102,357
Ronald M. Graham	—	$—	4,886	$67,410
Irshad Ahmad	—	$—	3,326	$45,859

(1)	The amount realized is based on the market value of the stock at date of vesting.

Pension Benefits

We have a noncontributory retirement plan that covers approximately 8% of our employees. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However, due to restrictions imposed by the Internal Revenue Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $210,000. Future years’ maximum can be increased for inflation (for 2016, the maximum is $265,000).

The following table shows the present value as of February 29, 2016 of the benefit of the NEOs under our qualified defined benefit pension plan.

Executives’ Name	Plan	Number of Years Credited Service (1)	Change in Present Value of Accumulated Benefit During the Year	Present Value of Accumulated Benefit (2)	Payments During Fiscal 2015
Keith S. Walters	Ennis, Inc. DB Pension Plan	18.5	$40,248	$727,254	$—
Richard L. Travis, Jr.	Ennis, Inc. DB Pension Plan	10.2	$32,673	$310,750	$—
Michael D. Magill	Ennis, Inc. DB Pension Plan	12.2	$15,180	$437,063	$—
Ronald M. Graham	Ennis, Inc. DB Pension Plan	18.0	$25,100	$693,815	$—
Irshad Ahmad	Ennis, Inc. DB Pension Plan	9.0	$12,213	$153,278	$—

(1)	Credited service began on the date the NEO became eligible to participate in the plan. Participation began on January 1 following the year of employment. Accordingly, each of the NEOs has been employed by Ennis for longer than the years of credited service shown above.
(2)	The assumptions and valuation methods used to calculate the present value of the Accumulated Pension Benefits shown are the same as those used by the Company for financial reporting purposes and are described in Note 10 to Ennis Annual Report on Form 10-K for the year ended February 29, 2016.

Nonqualified Contribution and Deferred Compensation in Last Fiscal Year

The following table shows the information about the contributions and earnings, if any, credited to the accounts maintained by the NEOs under nonqualified contribution and deferred compensation agreements, any withdrawals or distributions from the accounts during fiscal year 2016, and the account balances on February 29, 2016.

Executives’ Name	Aggregate Balance at March 1, 2014	Executive Contribution in Fiscal Year 2016 (1)	Registrant Contribution in Fiscal Year 2016 (2)	Aggregate Earnings (loss) in Fiscal Year 2016 (3)	Aggregate Withdrawals/ Distribution	Aggregate Balance at February 28, 2016
Keith S. Walters	$6,469,143	$115,385	$202,500	$130,412	$—	$6,917,440
Richard L. Travis, Jr.	$2,249,870	$169,792	$3,733	$(198,375)	$—	$2,225,020
Michael D. Magill	$612,530	$—	$40,000	$61	$—	$652,591
Ronald M. Graham	$501,952	$38,127	$4,430	$(41,117)	$—	$503,392
Irshad Ahmad	$426,934	$8,462	$4,315	$(42,645)	$—	$397,066

(1)	The NEOs are able to defer a percentage of their salary and bonus upon voluntary elections made by them into the Ennis Deferred Compensation Plan. The amounts indicated represent the portions so deferred by each NEO last fiscal year. The amounts indicated have been included in the salary column of the Summary Compensation Table on page 38 of this Proxy Statement.
(2)	Amounts represent contributions made by the Company for the 2015 fiscal year to the Ennis Deferred Compensation Plan for Supplemental Retirement Benefits. The amounts are awarded each year by the Compensation Committee. In addition, amounts indicated include the Company’s 401(k) Plan match of the following amounts: Mr. Walters, $2,500; Mr. Travis, $3,773; Mr. Magill, $0; Mr. Graham, $4,430; and Mr. Ahmad, $4,315. Amounts indicated have been included in the “All Other Compensation” column of the Summary Compensation Table on page 38 of this Proxy Statement.
(3)	Amounts representing earnings (loss) on Company contributions during the year for each NEO as follows: $130,111, $(59,975), $56, $(36,235), and $(33,019) for Mr. Walters, Mr. Travis, Mr. Magill, Mr. Graham, and Mr. Ahmad, respectively, have been included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 38 of this Proxy Statement. Included in this amount for Mr. Walters is the $129,800 gain during the year on his 20,000 shares of phantom stock.

While Mr. Ahmad has been included in the following tables, subsequent to the end of the fiscal year in connection with the tentative sale of the Apparel Segment to Alstyle Operations, LLC., Mr. Ahmad resigned from his executive position with the Company and his employment agreement was assigned to a wholly-owned subsidiary in the Apparel Segment, A and G, Inc. The Apparel Segment was ultimately sold to Gildan activewear on May 25, 2016 after the exercise by the Company of a fiduciary out provision in the purchase agreement with Alstyle Operations, LLC. The Company believes that the employer contractual obligations of Mr. Ahmad’s employment should be assumed by the Buyer as part of the sale. The sale of the Apparel Segment, however, will not constitute a “Change in Control” for purposes of Mr. Ahmad’s employment agreement because the Apparel Segment does not constitute a majority of the sales or profits of the Company, nor will there be a change in the ownership of the Company.

Potential Payments upon Termination or Change in Control

The following tables summarize the estimated payments to be made under certain circumstances to each NEO as more completely described in the Employment Agreements section in the Compensation Disclosure and Analysis of this Proxy Statement. For the purposes of the quantitative disclosure in the following tables, and accordance with SEC regulations, we have assumed that the termination took place on February 29, 2016, the last day of the most recently completed fiscal year.

The following table describes payments that would be required to each of our NEOs in the event of a “Change in Control” as defined by the Employment Agreements.

	CHANGE IN CONTROL
	Base	Group
	Salary	Benefit			Deferred
	and	Plans	Other	Pension	Compensation	Equity
Executives’ Name	Bonus (1)	Continuation (2)	Benefits (3)(6)	Benefits	(4)	Awards (5)	Total (5)
Keith S. Walters	$4,893,006	$4,592	$1,201,792	$727,254	$6,917,440	$1,757,136	$15,501,219
Richard L. Travis, Jr.	$1,533,470	$1,863	$20,000	$310,750	$2,225,020	$526,371	$4,617,474
Michael D. Magill	$2,011,196	$4,592	$20,000	$437,063	$652,591	$686,517	$3,811,959
Ronald M. Graham	$1,113,605	$4,506	$20,000	$693,815	$503,392	$263,862	$2,599,180
Irshad Ahmad	$1,714,550	$4,985	$20,000	$153,278	$397,066	$1,068,337	$3,358,216

(1)	Amounts indicated in the table are as of February 29, 2016. When termination is a result of change in control as defined in Employment Agreements and qualifies for change in control, severance payment is equal to 2.99 times Mr. Walters’ base salary and prior year’s (fiscal year 2015) bonus. All other NEOs would receive amounts equal to 2.5 times their base salary and prior year’s (fiscal year 2015) bonus. All wages and salary, bonuses, fringe benefits, pension benefits and other deferred compensation arising out of the employment relationship are treated as compensation. Transfers of stock options and stock grants are also treated as compensation payments. If current salary and prior year’s (fiscal year 2016) bonuses were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $5,716,000; Mr. Travis, $1,696,000; Mr. Magill, $2,217,000; Mr. Graham, $1,180,000; and Mr. Ahmad, $2,032,000.
(2)	All NEOs receive three months of continued group benefits.
(3)	All NEOs would receive up to $20,000 toward outplacement services.

(4)	Aggregate account value as of February 29, 2016. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 42 of this Proxy Statement include the amounts shown in this column.
(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the Common Stock as of February 29, 2016 ($19.74), multiplied by the number of such options as of February 29, 2016 plus (ii) the outstanding stock grants as of February 29, 2016 multiplied by the closing price of the Common Stock. Subsequent to the end of the fiscal year, Mr. Ahmad sold all his shares in the Company’s Common Stock and therefore any benefit to be derived therefrom has already been realized by Mr. Ahmad. Therefore, in the event of a “Change in Control” as defined, Mr. Ahmad’s payment would be approximately $2.3 million.
(6)	Under the terms of the Employment Agreements, the NEOs are entitled to a “tax gross up” in connection with a termination and severance in connection with a change in control. If the NEO becomes subject to taxes of any state, local, or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then in addition to any other benefits provided under or pursuant to the Agreement, the Company shall pay to the NEO an amount equal to the amount of any such taxes imposed or to be imposed on the NEO. In addition, the Company will “gross up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the NEO as a result of this gross up payment. Included in Other Benefits column above is the following approximate “tax gross up” payment that would be required: Mr. Walters - $1,182,000. If current year’s bonuses were used the following “tax gross up” would be required: Mr. Walters - $1,392,000, Mr. Travis - $345,000, and Mr. Magill - $464,000.

The following table describes payments that would be required to each of our NEOs in the event of a “Without Cause” termination as defined by the Employment Agreements.

	WITHOUT CAUSE
	Base	Group
	Salary	Benefit			Deferred
	and	Plans	Other	Pension	Compensation	Equity
Executives’ Name	Bonus (1)	Continuation (2)	Benefits (3)	Benefits	(4)	Awards (5)	Total (5)
Keith S. Walters	$1,636,457	$4,592	$20,000	$727,254	$6,917,440	$1,757,136	$11,062,879
Richard L. Travis, Jr.	$613,388	$1,863	$20,000	$310,750	$2,225,020	$526,371	$3,697,392
Michael D. Magill	$804,478	$4,592	$20,000	$437,063	$652,591	$686,517	$2,605,241
Ronald M. Graham	$445,442	$4,506	$20,000	$693,815	$503,392	$263,862	$1,931,017
Irshad Ahmad	$685,820	$4,985	$20,000	$153,278	$397,066	$1,068,337	$2,329,486

(1)	Amounts indicated in the above table are as of February 29, 2016. When a termination is “Without Cause” as defined by the Employment Agreements, the severance amounts would be calculated as follows: 1.0 times fiscal year 2016 base salary and prior year’s (fiscal year 2015) bonus. If current salary and prior year’s (fiscal year 2016) bonuses were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $1,912,000; Mr. Travis, $678,000; Mr. Magill, $887,000; Mr. Graham, $472,000; and Mr. Ahmad, $813,000.
(2)	All NEOs receive three months of continued group benefits.
(3)	All NEOs would receive up to $20,000 toward outplacement services.
(4)	Aggregate account value as of February 29, 2016. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 42 of this Proxy Statement include the amounts shown in this column.
(5)

Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the Common Stock as of February 29, 2016 ($19.74), multiplied by the number of such options as of February 29, 2016, plus (ii) the outstanding restricted stock grants as of February 29, 2016, multiplied by the closing price of the Common Stock. Mr. Ahmad subsequent to the end of the fiscal year sold all his shares in the Company’s Common Stock, and therefore, any benefit to be derived therefrom has already been realized by Mr. Ahmad. Therefore, in the event of a “Without Cause Termination” as defined, Mr. Ahmad’s payment would be approximately $1.2 million.

The following table describes payments that would be required to each of our NEOs in the event of a “With Cause” termination, as defined by the Employment Agreements.

	WITH CAUSE
	Base	Group
	Salary	Benefit			Deferred
	and	Plans	Other	Pension	Compensation	Equity
Executives’ Name	Bonus	Continuation	Benefits	Benefits	(1)	Awards (2)	Total (2)
Keith S. Walters	$—	$—	$—	$727,254	$6,917,440	$—	$7,644,694
Richard L. Travis, Jr.	$—	$—	$—	$310,750	$2,225,020	$232,393	$2,768,163
Michael D. Magill	$—	$—	$—	$437,063	$652,591	$234,916	$1,324,570
Ronald M. Graham	$—	$—	$—	$693,815	$503,392	$63,600	$1,260,807
Irshad Ahmad	$—	$—	$—	$153,278	$397,066	$562,585	$1,112,929

(1)	Aggregate account value as of February 29, 2016. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 42 of this Proxy Statement include the amounts shown in this column.
(2)	Calculated as the difference between the exercise price of all vested in-the-money options and the closing price of the Common Stock as of February 29, 2016 ($19.74), multiplied by the number of such options as of February 29, 2016. Subsequent to the end of the fiscal year, Mr. Ahmad sold all his shares in the Company’s Common Stock, and therefore, any benefit to be derived therefrom has already been realized by Mr. Ahmad. Therefore, in the event of a “With Cause Termination” as defined., Mr. Ahmad’s payment would be approximately $0.5 million.

The following table describes payments that would be required to each of our NEOs in the event of a disability, or death termination as defined by the Employment Agreements.

	TERMINATION DUE TO DISABILITY		TERMINATION DUE TO DEATH
Executives’ Name	Compensation	Benefits (1)	Benefits (2)
Keith S. Walters	$—	$—	$1,250,000
Richard L. Travis, Jr.	$—	$300,000	$750,000
Michael D. Magill	$—	$—	$750,000
Ronald M. Graham	$—	$—	$750,000
Irshad Ahmad	$—	$1,020,000	$750,000

(1)	Reflects monthly long term disability benefits of $5,000 until the age of 65.
(2)	All NEOs benefits include basic life insurance benefits of $250,000. Mr. Walters’ benefits include $1,000,000 non-qualified life insurance benefits and Mr. Travis, Mr. Magill, Mr. Graham, and Mr. Ahmad include $500,000 non-qualified life insurance benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

Equity Compensation Plan Table

The following table provides information about securities authorized for issuance under the Company’s equity compensation plan as of February 29, 2016.

Number of
securities
available for
future issuances
	Number of		under equity
	securities to be	Weighted	compensation
	issued upon	average	plans (excluding
	exercise of	exercise price	securities
	outstanding	of outstanding	reflected in
	options	options	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by the security holders (1)	560,345	$15.38	665,993
Equity compensation plans not approved by security holders	—	—	—

Total	560,345	$15.38	665,993

(1)	The 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on May 14, 2008 and amended on June 30, 2011. Includes grants of 153,648 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

See Executive Compensation – Employment Agreements section of this Proxy Statement for a description of Employment Agreements between us and our NEOs.

During fiscal year 2016, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our named executives and directors, had or will have a direct or indirect material interest. Any transaction involving a related party or a potential conflict of interest must be reviewed and approved by our Board of Directors prior to being entered into by the Company.

See Corporate Governance Matters – Code of Business Conduct & Ethics section of this Proxy Statement for a discussion of our policies and procedures related to conflicts of interest.

See Corporate Governance Matters – Director Independence section of this Proxy Statement for a description of director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership of the Common Stock with the SEC and the NYSE, and furnish the Company with copies of the forms filed. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 29, 2016, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.

OTHER MATTERS

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

APPENDIX A

ENNIS, INC.

AUDIT COMMITTEE CHARTER

Role

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the public accounting firm engaged to issue an audit report on the financial statements of the Company (the “independent auditor”), performance of the internal auditor and the Company’s internal audit function, and such other duties as directed by the Board. The Committee’s role includes discussing with management the Company’s processes to manage financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee has sole authority over the appointment and replacement of the independent auditor and is directly responsible for compensation, and oversight of the independent auditor. The Committee recommends the choice of independent auditors annually to a non-binding vote by shareholders. The Committee also reviews any potential conflicts from hiring former employees of the Company’s independent auditor.

Membership

The membership of the Committee consists of at least three directors. Each member shall meet the experience requirements of the listing standards of The New York Stock Exchange (“NYSE”) and applicable laws and regulations. Each member will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations will be followed in evaluating a member’s independence. Committee members will not serve simultaneously on the audit committees of more than two other public companies. The Board elects the committee members and the chairperson upon recommendation by the Nominating Committee.

Operations

The Committee meets at least once each quarter. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions at the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee will be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision hereof, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the state of Texas. The performance of the Committee is reviewed by the Nominating Committee.

Communications/Reporting

The independent auditor reports directly to the Committee. The Committee is expected to maintain free and open communication with the independent auditor, the Company’s internal auditors, and the Company’s management. This communication will include periodic separate executive sessions with each of these parties.

Education

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company will assist the Committee in maintaining appropriate financial literacy.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Responsibilities

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Calendar. As the compendium of Committee responsibilities, the most recently updated Responsibilities Calendar will be considered to be an addendum to this Charter. The Committee will review and reassess the adequacy of this Charter annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices and recommend any proposed changes to the Board.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

DIRECTIONS TO ENNIS 2016 ANNUAL MEETING

If traveling from the North on I-35 East:

If on I-35E, travel South on US Hwy 287 (Ft. Worth exit), exit and take US Hwy 287 North toward Ft. Worth until you reach Midlothian (Do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the North on US Hwy 67:

If traveling on US Hwy 67, travel South to Hwy 287 South (Do not take 287 Business in Midlothian). Take Hwy 287 South and exit at FM 663/14th St., proceed to 14th St., and turn right. Follow 14th St. until you reach Mount Zion Rd. and turn left. Continue approximately 1 block to Community Circle and turn left. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the East:

If traveling from the East, take US Hwy 287 North until you reach Midlothian (Do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the West:

If traveling from the West, take US Hwy 287 South until you reach Midlothian and take the FM 663/14th St. exit. Proceed to 14th St., turn right and continue to Mount Zion Rd. Turn left onto Mount Zion Rd. and proceed to Community Circle and turn left. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the South:

If traveling from the South, take I-35E and head North to US Hwy 287 North (Ft. Worth exit). Exit and take US Hwy 287 North until you reach Midlothian (Do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 21, 2016.

Vote by Internet
• Go to www.envisionreports.com/EBF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John R. Blind	☐	☐	☐	02 - Michael J. Schaefer	☐	☐	☐	03 - James C. Taylor	☐	☐	☐

*Terms ending in 2019
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017.	☐	☐	☐	3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENNIS, INC.

ANNUAL MEETING OF SHAREHOLDERS

July 21, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on May 23, 2016 at the Annual Meeting of Shareholders to be held July 21, 2016 or any adjournment thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and in the Proxies’ discretion on matters arising under 4. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - John R. Blind	☐	☐	☐	02 - Michael J. Schaefer	☐	☐	☐	03 - James C. Taylor	☐	☐	☐

*Terms ending in 2019

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2017.	☐	☐	☐	3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENNIS, INC.

ANNUAL MEETING OF SHAREHOLDERS

July 21, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on May 23, 2016 at the Annual Meeting of Shareholders to be held July 21, 2016 or any adjournment thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and in the Proxies’ discretion on matters arising under 4. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.